As filed with the Securities and Exchange Commission on September 21, 2011

Registration No. 333-169579

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

to

Form S-1

on

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON	91-1572822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 North Wall Street

Spokane, Washington 99201

(509) 227-5389

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew J. Schultheis, General Counsel

Sterling Financial Corporation

111 North Wall Street

Spokane, Washington 99201

(509) 227-5389

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Richard A. Repp, Esq. Witherspoon, Kelley, Davenport & Toole, P.S. 422 West Riverside Avenue, Suite 1100 Spokane, Washington 99201 (509) 624-5265	Sarah K. Solum, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2011

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This filing constitutes a Post-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-169579), which was declared effective on November 12, 2010. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

On September 24, 2010, the registrant filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-169579), which was amended by Pre-Effective Amendment No. 1 to Form S-1 filed with the SEC on November 3, 2010 and Pre-Effective Amendment No. 2 to Form S-1 filed with the SEC on November 8, 2010, and declared effective by the SEC on November 12, 2010 (as amended, the “Form S-1”), to register for resale by the selling stockholders named in the prospectus warrants and shares of the registrant’s common stock, having no par value, including shares issuable upon the exercise of warrants. Share amounts are presented after giving effect to the 1-for-66 reverse stock split that was effected in November 2010.

Post-Effective Amendment No. 1, Post-Effective Amendment No. 2 and Post-Effective Amendment No. 3 were filed and this Post-Effective Amendment No. 4 to Form S-1 on Form S-3 is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of warrants and certain shares that were registered for resale on the Form S-1.

All filing fees payable in connection with the registration of the shares of the common stock covered by the Form S-1 were paid by the registrant at the time of the initial filing of the Form S-1.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 21, 2011

Prospectus

STERLING FINANCIAL CORPORATION

35,137,702 Shares of Common Stock

Warrants to Purchase 2,722,541 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 35,137,702 shares of our Common Stock, having no par value per share (the “Common Stock”), and two series of warrants to purchase a total of 2,722,541 shares of our Common Stock (the “Warrants” and together with the Common Stock, the “Securities”), by certain Selling Shareholders as defined below. We issued and sold the Securities as part of the recapitalization transactions we entered into in August of 2010 (“Recapitalization Transactions”). We are registering the resale of the Securities pursuant to agreements we entered into with the Selling Shareholders.

Our Common Stock is listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “STSA.” On September 20, 2011, the closing price of our Common Stock on NASDAQ was $13.04 per share. The Warrants are not listed on NASDAQ or any other stock exchange. The initial public offering price for the Anchor Investor Warrants (as defined herein) will be between $2.92 and $4.72 per warrant, and the initial public offering price for the Treasury Warrant (as defined herein) will be between $4.49 and $6.39 per warrant. In calculating these price ranges, the Company used the Black-Scholes option pricing model, which utilizes inputs such as the closing price of our Common Stock, exercise price of the Warrants, assumed dividend yield, assumed risk-free interest rate, expected volatility and expected term. Differences in the price ranges for the two series of Warrants are attributable to differences in exercise prices, duration of Warrants and the assumed risk-free interest rate. The initial exercise price, subject to adjustment, of the Anchor Investor Warrants is $14.52 per share of Common Stock. The initial number of shares deliverable upon the exercise of the Anchor Investor Warrants is 2,625,000, subject to adjustment. The Anchor Investor Warrants may be exercised in whole or in part at any time or from time to time, but in no event later than 11:59 p.m., New York City time, on August 26, 2017. The initial exercise price, subject to adjustment, of the Treasury Warrant is $13.20 per share of Common Stock. The initial number of shares deliverable upon the exercise of the Treasury Warrant is 97,541, subject to adjustment. The Treasury Warrant may be exercised in whole or in part at any time or from time to time on or before 5:00 p.m., New York City time, on August 26, 2020. See “Description of the Warrants” below for more information on each series of Warrants.

The Selling Shareholders may sell all or a portion of the shares of Common Stock and Warrants from time to time, in amounts, at prices and on terms determined at the time of offering by any means applicable to the Common Stock and Warrants described in the section of this Prospectus entitled “Plan of Distribution” beginning on page 40.

We will not receive any proceeds from the sale of the shares of Common Stock or Warrants by the Selling Shareholders. We will, however, receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash, but will receive no cash if and to the extent that Warrants are exercised pursuant to the net, or “cashless,” exercise feature of the Warrants.

The shares of Common Stock and Warrants offered pursuant to this Prospectus are subject to transfer restrictions related to the preservation of certain going-forward tax benefits and other restrictions, subject to certain exceptions. These restrictions will prevent you from acquiring, directly or indirectly, beneficial ownership of 4.95 percent or more of the Common Stock or certain other of our securities, subject to a number of exceptions. Beneficial ownership will be determined pursuant to the tax law and generally may include synthetic or derivative exposure to our securities or certain interests in investment vehicles or other entities that themselves beneficially own our securities. In the event that you own or acquire more than 4.95 percent of our shares, these restrictions will prevent you from disposing of our shares unless certain conditions apply. Furthermore, you will be restricted in your ability to transfer shares to another investor if that transfer would result in such investor owning in excess of 4.95 percent of our outstanding shares. See “Transfer Restrictions and Rights Plan” below.

Investing in our Common Stock and Warrants involves a high degree of risk. You should carefully read this Prospectus, our periodic reports and other information we have filed with the Securities and Exchange Commission (the “SEC”), and the information under the heading “Risk Factors” beginning on page 4 of this Prospectus, before buying any Securities.

Neither the SEC nor any state securities commission has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”), the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this Prospectus is                 , 2011.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this Prospectus or any prospectus supplement or free writing prospectus we have prepared or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. The information contained in or incorporated by reference in this Prospectus or any prospectus supplement or free writing prospectus is current only as of its respective date. This Prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our Securities. You should not interpret the contents of this Prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you consider before investing in our Securities.

This Prospectus does not offer to sell, or ask for offers to buy, any Securities in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

Certificates evidencing the Common Stock will contain a legend referencing the Transfer Restrictions (as defined on pages 36-39). Any resale of the Common Stock must be made in accordance with these restrictions.

It is important for you to read and consider all of the information contained in this Prospectus and any prospectus supplement or free writing prospectus we have prepared or to which we have referred you in making your investment decision. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

References to “Sterling,” “the Company,” “we,” “our,” or “us” in this Prospectus refer to Sterling Financial Corporation, a Washington corporation, and its consolidated subsidiaries on a combined basis, unless otherwise specified or the context otherwise requires. References to “Sterling Savings Bank” refer to our subsidiary Sterling Savings Bank, a Washington state-chartered commercial bank. References to “our subsidiary bank” or “our banking subsidiary” refer to Sterling Savings Bank.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, selling shareholders may sell any combination of the securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the securities selling shareholders may offer. Each time selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

We “incorporate by reference” into this Prospectus information we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents incorporated by reference. The information incorporated by reference is an important part of this Prospectus. Some information contained in this Prospectus updates the information incorporated by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Prospectus and prior to the termination of the offering under this Prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). In addition, all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this Prospectus and are considered part of this Prospectus from the date that we file that document. Any statement in a document incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this Prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this Prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2010.

•	Our Definitive Proxy Statement on Schedule 14A filed on March 17, 2011.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

•	Our Current Reports on Form 8-K filed on January 13, 2011; February 3 and 17, 2011; March 17 and 30, 2011; April 25, 2011; and May 12, 2011.

•

The description of our common stock and the rights associated therewith included in our Registration Statement on Form 8-A12B filed on April 15, 2010, including any amendments or reports filed for the purpose of updating those descriptions.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or calling us at the following address:

Investor Relations

Sterling Financial Corporation

111 North Wall Street

Spokane, Washington 99201

(509) 227-5388 or (800) 336-6610 Ext. 1363

We maintain a website at www.sterlingfinancialcorporation-spokane.com where the incorporated documents listed above can be accessed. Neither our website nor the information on our website is included or incorporated in, or is a part of, this Prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, Sterling and its senior managers have made and will make forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this Prospectus that are not historical facts and pertain to Sterling’s future operating results. When used in this Registration Statement, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. We make forward-looking statements regarding our ability to satisfy our undertakings to our state and federal regulators, our strategy of acquiring other banks in FDIC-assisted transactions and our ability to become qualified to bid in such transactions, our ability to strengthen asset quality oversight and resolution, our ability to emphasize growth in commercial business and consumer lending while reducing our exposure to construction and commercial real estate loans, our ability to expand and diversify our fee income, our ability to originate lower-cost core deposits with relationship banking initiatives, our ability to improve operating efficiency through improved expense management, projected sources of funds, availability of acquisition and growth opportunities, our ability to repay government funds, payment of dividends, adequacy of our allowance for loan and lease losses and provision for loan and lease losses, our real estate portfolio and subsequent charge-offs. Such statements may be contained in this Prospectus, any prospectus supplement and in the documents that are incorporated by reference herein. Such statements may also be made by Sterling and its senior managers in oral or written presentations to investors or others.

Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to:

•	our ability to maintain adequate liquidity and capital;

•	our ability to attract and retain deposits and loans;

•	demand for financial services in our market areas;

•	competitive market pricing factors;

•	further deterioration in economic conditions that could result in increased loan and lease losses;

•	risks associated with concentrations in real estate-related loans;

•	market interest rate volatility;

•	stability of funding sources and continued availability of borrowings;

•	changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth;

•	our ability to comply with the requirements of current and future regulatory orders issued to us and/or our banking subsidiary;

•	our ability to recruit and retain key management and staff;

•	risks associated with mergers and acquisitions and integration activities;

•	our ability to preserve our going-forward tax benefits, including net operating loss carry-forwards and certain built-in losses;

•	declines in our market value;

•	our ability to incur debt on reasonable terms;

•	regulatory limits on our subsidiary bank’s ability to pay dividends to us;

•	effectiveness of legislative and regulatory reform of the financial sector; and

•

the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), other regulatory reform, including but not limited to government-sponsored enterprise reform, and any related rules and regulations on Sterling’s business operations and competitiveness, including the impact of executive compensation restrictions, which may affect Sterling’s ability to retain and recruit executives in competition with other firms who do not operate under those restrictions.

Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” below. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements. You should consider any forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere or incorporated by reference in this Prospectus. It does not contain all of the information that is important to you. For a more complete understanding of our Company, you should carefully read the entire Prospectus, the Registration Statement of which this Prospectus is a part, and the information incorporated by reference in this Prospectus, including the financial statements.

Our Company

Sterling is a bank holding company, organized under the laws of Washington State in 1992. The principal operating subsidiary of Sterling is Sterling Savings Bank. Sterling Savings Bank, headquartered in Spokane, Washington, commenced operations in 1983 as a Washington state-chartered, federally insured, stock savings and loan association, and in 2005 converted to a commercial bank. Sterling Savings Bank offers commercial banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations.

Sterling is one of the largest commercial banks headquartered in the Pacific Northwest. Sterling’s strategy centers on a community banking focus that brings the full product suite of a large regional institution to customers with the personalized service of a local community bank. Sterling believes that its dedication to personalized service and relationship banking has enabled it to attract both retail deposits and lending relationships in the western United States. Sterling originates loans and attracts FDIC insured and uninsured deposits from the general public throughout its five state footprint through its subsidiary bank, Sterling Savings Bank, and through its commercial real estate division INTERVEST-Mortgage Investment Company. The home loan division (“Home Loan Division”) of Sterling Savings Bank originates residential loans, both for sale into the secondary market and for the loan portfolio. Sterling also markets fixed income and equity products, mutual funds, annuities and other financial products through wealth management representatives located across Sterling’s network of financial service centers.

At June 30, 2011, Sterling had total assets of $9.24 billion, total liabilities of $8.43 billion, including deposits of $6.60 billion and total shareholders’ equity of $807.6 million, and operated 178 deposit-taking branches throughout the Western region of the United States, including the states of Washington, Oregon, Idaho, Montana and California. Our principal offices are located at 111 North Wall Street, Spokane, Washington 99201, and our telephone number at that location is (509) 227-5388 or (800) 336-6610 Ext. 1363.

RISK FACTORS

An investment in the Securities involves risks. Before making an investment, you should carefully consider the risks described below, as well as the other information included or incorporated by reference into this Prospectus and any supplement hereto. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially and adversely affected by any of these risks. The price of, and market for, the Common Stock or Warrants could decline due to any of these risks, and you may lose all or part of your investment. This Prospectus, including the documents incorporated by reference herein, also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and in the documents incorporated by reference herein. Certain capitalized terms that appear below are defined elsewhere in this Prospectus or in the Annual Report on Form 10-K which is incorporated by reference herein.

If our current capital levels are not sufficient to satisfy our needs or to satisfy changing regulatory requirements, we may need additional capital and could be subject to further regulatory restrictions, either of which could significantly adversely affect us and the trading price of our stock.

The proceeds from the Recapitalization have been raised to strengthen our common equity capital base. If the proceeds from the Recapitalization prove not to be sufficient, or if economic conditions continue to be difficult or worsen or fail to improve in a timely manner, or if our operations or financial condition deteriorates or fails to improve, particularly in the residential and commercial real estate markets where Sterling operates, there may be a need to raise significant additional capital. Factors affecting whether we would need to raise additional capital include, among others, changing requirements of regulators, additional provisions for loan losses and loan charge-offs and other risks discussed in this “Risk Factors” section. If we were to need to raise additional capital, we may not be able to do so in the amounts required and in a timely manner, or at all. Our ability to raise additional capital may be constrained by our need to preserve our deferred tax assets. For more information, see “Our ability to realize the benefit of our deferred tax assets may be materially impaired” below. In addition, any such additional capital raised may be significantly dilutive to our existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our Common Stock.

We may issue securities that could dilute the ownership of our existing shareholders and may adversely affect the market price of our Common Stock and Warrants.

We may decide to raise additional funds through public or private debt or equity financings for a number of reasons, including in response to regulatory or other requirements to meet our liquidity and capital needs as discussed above, to finance our operations and business strategy (including potential acquisitions) or for other reasons. If we raise funds by issuing equity securities or instruments that are convertible into equity securities, the percentage ownership of our existing shareholders will be reduced, the new equity securities may have rights, preferences and privileges superior to those of our Common Stock and additional issuances could be at a purchase price that is lower than the available market price for our Common Stock. The Anchor Investors and Private Placement Investors also have pre-emptive rights to maintain their ownership percentages in certain circumstances. See “The Recapitalization.” In addition, there are anti-dilution adjustments in the Warrants offered hereby that may protect the holders thereof against below-market issuances. There is generally no such protection available to holders of our Common Stock. To the extent that any new issuance of equity securities triggers these anti-dilution adjustments, your ownership could be further diluted. Except as described above, holders of our Common Stock have no pre-emptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series. The market price of our Common Stock or Warrants could decline as a result of sales of a large number of shares of Common Stock, preferred stock or similar securities in the market as a result of future sales of Common Stock or the perception that such sales could occur. We may also issue equity securities as consideration for acquisitions we may make that could be dilutive to existing shareholders.

Sales of substantial amounts of our common stock in the public markets could significantly reduce the prevailing market price of our common stock.

Sales of our Common Stock may be made pursuant to this prospectus in a variety of types of transactions, ranging from large underwritten block sales to small at-the-market sales. Sales of a large number of shares of our common stock can have a significant negative effect on the market price of our common stock. If our existing shareholders sell or indicate an intent to sell shares in a large underwritten block sale pursuant to this prospectus or otherwise, the trading price of our common stock may decline significantly. Moreover, a person who agreed to purchase shares of our Common Stock in an at-the-market sale pursuant to this prospectus prior to such indication may be bound to purchase shares at a price that is significantly higher than the market price at the time such transaction settles and such purchaser may not be able to resell such shares at prices at or above the original price paid in the at-the-market transaction.

We cannot determine whether or when certain agreements entered into with our regulators will be lifted.

Following the September 2010 termination of its cease and desist order, Sterling Savings Bank remains subject to enhanced supervisory review on an informal basis by the FDIC and WDFI in the form of a memorandum of understanding (the “SSB MOU”).

Though the requirements of the SSB MOU are less strenuous than were the requirements of the cease and desist order, Sterling Savings Bank is required to maintain Tier 1 capital in an amount that ensures that its leverage ratio is at least 8%. The SSB MOU also requires Sterling Savings Bank to meet certain asset quality targets, develop a written capital plan, develop a three-year strategic plan and accept other limitations.

Under the terms of a written agreement (the “Reserve Bank Agreement”) with the Federal Reserve Bank of San Francisco (the “Reserve Bank”), Sterling is subject to restrictions on its ability to pay dividends and distributions, incur debt, purchase or redeem stock and appoint new board members or senior executive officers. Under the Reserve Bank Agreement, Sterling is also required to act as a source of strength to Sterling Savings Bank and to report quarterly to the Reserve Bank on steps taken to improve its capital ratios and risk, liquidity and funds management and on other matters.

We cannot determine whether or when the SSB MOU or the Reserve Bank Agreement will be lifted or terminated. Even if the Reserve Bank Agreement is lifted or terminated, Sterling may remain subject to a memorandum of understanding or other undertaking with the Reserve Bank that restricts our activities and continues to impose higher capital ratios, as the SSB MOU does. The requirements and restrictions of the Reserve Bank Agreement are judicially enforceable, and Sterling Savings Bank is obligated to comply with the undertakings set forth in the SSB MOU. The failure to comply with the SSB MOU and the Reserve Bank Agreement may result in the issuance of a new cease and desist order or subject Sterling and Sterling Savings Bank to additional regulatory restrictions including: the imposition of civil monetary penalties; the issuance of directives to increase capital or enter into a strategic transaction, whether by merger or otherwise, with a third party; and other limitations or restrictions on our business or activities.

Acquisitions present many risks, and we may not realize the financial and strategic goals that are contemplated at the time of any future acquisitions.

Our growth strategy includes an intent to acquire other banks. This strategy entails risk. Acquisitions and related transition and integration activities may disrupt our ongoing business and divert management’s attention. In addition, an acquisition may not further our corporate strategy as we expected, we may pay more than the acquired banks or assets are ultimately worth or we may not integrate an acquired bank or assets as successfully as we expected, which could adversely affect our business, results of operations and financial condition. We may be adversely affected by liabilities or pre-existing contractual relationships that we assume and may also fail to anticipate or accurately estimate litigation or other exposure, unfavorable accounting consequences, increases in taxes due or a loss of anticipated tax benefits. Other potential adverse consequences include higher than anticipated costs associated with the acquired bank or assets or integration activities. The use of cash to pay for acquisitions may limit our use of cash for other potential activities, such as dividends. The use of equity securities to pay for acquisitions could significantly dilute existing shareholders. If we use debt to finance acquisitions, we may significantly increase our expenses, leverage and debt service requirements. The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a large acquisition or several concurrent acquisitions.

Our strategy of pursuing acquisitions of troubled institutions may not be successful.

We anticipate that a part of our future business strategy will be to pursue the acquisition of troubled banks. We are not currently qualified to bid on these transactions without approval. Although we plan to be intensely focused on complying with and being released from the SSB MOU and the Reserve Bank Agreement and becoming qualified to bid on such transactions, we may not be successful in the near term or at all. Prolonged or indefinite failure to achieve such qualification could cause us to miss the opportunity to bid on banks that we believe would be attractive acquisition candidates. The bidding process for failing banks has become very competitive, and we may not be able to match or beat the bids of other acquirers unless we bid aggressively by increasing the premium paid on assumed deposits, reducing the discount bid on assets purchased or taking other actions, any of which could make the acquisition less attractive.

The FDIC Policy Statement will limit our ability to acquire failed banks, which may harm our competitive position.

As the agency responsible for resolving failed depository institutions, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC Policy Statement imposes additional restrictions and requirements on certain “private investors” and institutions, to the extent that those investors or institutions seek to acquire a failed institution from the FDIC. These include, among others, a requirement that certain private investors in those institutions agree to a three-year transfer restriction on their shares. Since its initial adoption on August 26, 2009, the FDIC has issued several interpretations which have modified the Policy Statement and the FDIC may change it in the future. On April 23, 2010, the FDIC issued an interpretation that would permit a recapitalized institution (such as Sterling) to acquire failed banks without being subject to the FDIC Policy Statement, provided the assets of the failed banks acquired during the 18 months following a recapitalization do not exceed 100% of the total assets of the recapitalized institution. It is not clear how the FDIC would calculate percentage of assets, and whether that percentage is based on assets at the time of the Recapitalization or whether the percentage is based on growth or contraction in an institution over time. We do not intend to make any acquisition that would subject us to the FDIC Policy Statement absent the consent of those shareholders to whom the FDIC Policy Statement would apply, and it is possible that any such consent might not be obtained. If we are able to obtain requisite shareholder consent to be bound by the FDIC Policy Statement and we enter into such transactions, our operating flexibility could be harmed by having to comply with the other requirements set forth in the FDIC Policy Statement. On the other hand, if we are not able to pursue transactions that we otherwise believe are attractive, our growth strategy, competitive position, and stock price may be adversely affected.

We could be materially and adversely affected if we or any of our officers or directors fail to comply with bank and other laws and regulations.

As a bank holding company, we are subject to extensive regulation by U.S. federal and state regulatory agencies and face risks associated with investigations and proceedings by regulatory agencies, including those that we may believe to be immaterial. Like any corporation, we are also subject to risk arising from potential employee misconduct, including non-compliance with our policies. Any interventions by authorities may result in adverse judgments, settlements, fines, penalties, injunctions, suspension or expulsion of our officers or directors from the banking industry or other relief. In addition to the monetary consequences, these measures could, for example, impact our ability to engage in, or impose limitations on, certain of our businesses. The number of these investigations and proceedings, as well as the amount of penalties and fines sought, has increased substantially in recent years with regard to many firms in the industry. Significant regulatory action against us or our officers or directors could materially and adversely affect our business, financial condition or results of operations or cause us significant reputational harm, which could seriously harm our business.

Our Common Stock is equity and is subordinate to our existing and future indebtedness, and our Common Stock would be subordinate to any future preferred stock.

Shares of our Common Stock are equity interests in Sterling, do not constitute indebtedness, and, therefore, are not insured against loss by the FDIC or by any other public or private entity. Shares of our Common Stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy such claims, including in liquidation. Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of our Common Stock, and the holders of our Common Stock do not have the right to prevent us from incurring indebtedness or other claims.

Holders of our Warrants will not be entitled to any rights with respect to our Common Stock, but will be subject to all changes made with respect to them.

Holders of our Warrants will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock) unless and until the holder elects to exercise its Warrants and receive Common Stock. Holders of the Warrants will be subject to all changes affecting our Common Stock. For example, if an amendment requiring shareholder approval is proposed to our certificate of incorporation or bylaws and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to a holder’s exercise of its Warrants, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our Common Stock.

Resales of our Common Stock may be impeded by transfer restrictions.

Subject to certain exceptions, the shares of our Common Stock offered pursuant to, and the shares of Common Stock issuable upon exercise of the Warrants offered pursuant to, this Registration Statement are subject to transfer restrictions designed to prevent (a) any person from acquiring ownership, for relevant tax purposes, of 5% or more of our shares and (b) the disposition of shares by any person that owns 5% or more of our shares, subject to certain exceptions. These restrictions may adversely affect the ability of shareholders to resell our Common Stock by rendering any transactions in violation of this prohibition void. We have also amended our Restated Articles of Incorporation to impose these transfer restrictions on all holders of our Common Stock.

In addition, on April 14, 2010, we adopted a shareholder rights plan (the “Rights Plan”), which is described in our Form 8-K filed on April 15, 2010. In December of 2010, we amended the Rights Plan to extend the expiration of the plan until August 26, 2013. The purpose of the Rights Plan is to minimize the likelihood of an “ownership change,” as defined in Section 382 of the Code, and thus to protect our ability to use our net operating loss carry-forward and certain built-in losses to offset future income. The Rights Plan provides an economic disincentive for any one person or group to become a Threshold Holder (as defined therein, generally an owner of 5% or more of our stock) and for any existing Threshold Holder to acquire more than a specified amount of additional shares, and so may adversely affect one’s ability to resell our Common Stock and negatively affect the trading price of our Common Stock. These restrictions may limit the ability of shareholders to resell Sterling shares. For more information, see “Transfer Restrictions and Rights Plan.”

These transfer restrictions and our Rights Plan may discourage, delay, or prevent a change in control of Sterling and make it more difficult for a potential acquirer to consummate an acquisition of Sterling. In addition, these provisions could limit the price that investors would be willing to pay in the future for our Securities and may limit a shareholder’s ability to dispose of our Securities by reducing the class of potential acquirers for such Securities.

We are not currently able to pay dividends on our Common Stock.

Under the terms of our junior subordinated notes and the trust documents relating to our trust preferred securities, Sterling is allowed to defer payments of interest for up to 20 consecutive quarterly periods without default. During the deferral period, however, Sterling may not pay cash dividends on or repurchase Common Stock, until all accrued interest payments are paid and regularly scheduled interest payments are resumed. Sterling is currently, and expects to continue to be, in deferral on the payment of interest relating to the trust preferred securities and will therefore be unable to pay cash dividends on Common Stock or preferred stock in the foreseeable future. Pursuant to the terms of the Treasury Exchange, subject to certain exceptions, we will be unable to pay cash dividends on Common Stock without the Treasury’s consent until the earlier of December 5, 2011, or such time as the Treasury ceases to own any debt or equity securities acquired pursuant to the Exchange Agreement or Treasury Warrant. Under the SSB MOU and the Reserve Bank Agreement, we are prohibited from paying dividends without the prior approval of the FDIC, WDFI and the Reserve Bank.

We may suffer substantial losses due to our agreements to indemnify certain investors against a broad range of potential claims.

In connection with the Recapitalization, we have agreed to indemnify THL, Warburg Pincus, the Private Placement Investors and certain related parties for a broad range of claims, including any inaccuracies or breaches of our representations and warranties in the relevant Recapitalization agreements and any losses arising out of or resulting from any legal, administrative or other proceedings arising out of the transactions contemplated by the relevant Recapitalization agreements and the terms of the securities being offered. While these indemnities are capped at the aggregate purchase price of $730 million, if all or some claims were successfully brought against Sterling, it could potentially result in significant losses for Sterling.

As a result of the Recapitalization, THL and Warburg Pincus are substantial holders of our Common Stock.

Following the closing of the Recapitalization, THL and Warburg Pincus each became beneficial owners of our outstanding Common Stock, with their respective ownership percentages each equating to approximately 23% as of June 30, 2011, assuming the full exercise of such Anchor Investor Warrants. Each has a representative on our Board of Directors. Accordingly, THL and Warburg Pincus have substantial influence over the election of directors to our board and over corporate policy, including decisions to enter into mergers or other extraordinary transactions. In addition, as part of the negotiations for the Anchor Investments, THL and Warburg Pincus requested, and our Board of Directors agreed to grant, pre-emptive rights to maintain THL’s and Warburg Pincus’s fully diluted percentage ownership of our Common Stock in the event of certain issuances of securities by us. In pursuing its economic interests, THL and Warburg Pincus may make decisions with respect to fundamental corporate transactions that may not be aligned with the interests of other shareholders.

Our stock price has been and may continue to be volatile, which could cause the value of our Common Stock to decline.

The trading price of our Common Stock has been, and may continue to be, highly volatile and subject to wide fluctuations in price. This volatility is due, in part, to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results from historical results or estimates of results prepared by securities analysts;

•	announcements of new services or products by us or our competitors;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	conditions or trends in the financial industry;

•	additions or departures of key personnel;

•	general economic conditions and interest rates;

•	the sales and trading volume of our Common Stock;

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instability in the United States and other financial markets and the ongoing and possible escalation of unrest in the Middle East, other armed hostilities or further acts or threats of terrorism in the United States or elsewhere;

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the potential impact of the secondary trading of our stock on foreign exchanges that are subject to less regulatory oversight than NASDAQ, without our permission, and the activity of the market makers of our stock on such exchanges, including the risk that such market makers may engage in “naked” short sales and/or other deceptive trading practices that may artificially depress or otherwise affect the price of our Common Stock on NASDAQ;

•	earnings estimates and recommendations of securities analysts;

•	the performance and stock price of other companies that investors and analysts deem comparable to us;

•	the soundness or predicted soundness of other financial institutions; and

•	the public perception of the banking industry and its safety and soundness.

In addition, the stock market in general, and NASDAQ and the market for commercial banks and other financial services companies in particular, has experienced significant price and volume volatility that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. Sterling is currently engaged in securities class action litigation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) class action litigation, and derivative class action litigation, and these actions or any other suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources. As a result of these factors, among others, the value of your investment may decline, and you may be unable to sell your shares of our Common Stock or Warrants at or above your purchase price.

The trading volume of our Common Stock has been lower than that of other financial services companies.

Our Common Stock is listed on NASDAQ under the symbol “STSA.” The average daily trading volume for shares of our Common Stock is lower than larger financial institutions. During the 12 months ended June 30, 2011, the average daily trading volume for our Common Stock was 87,668 shares. As a result, sales of our Common Stock may place significant downward pressure on the market price of our Common Stock. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

No public market for our Warrants currently exists, and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for the Warrants. An active trading market may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell the Warrants at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of the Warrants. We are not currently able to comply with conditions required to list the Warrants on any securities exchange, and we may not be able to comply in the future. Failure to list the Warrants may further limit their trading market.

Our ability to realize the benefit of our deferred tax assets may be materially impaired.

As of June 30, 2011, our fully reserved net deferred tax asset was $350 million, including approximately $279 million of federal and state net operating losses (“NOLs”). Our ability to use our deferred tax assets to offset future taxable income will be limited if we experience an “ownership change” as defined in Section 382 of the Code. As a result of the Recapitalization we are now close to the “ownership change” threshold.

In general, an ownership change will occur if there is a cumulative increase in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change deferred tax assets equal to the equity value of the corporation immediately before the ownership change, multiplied by the applicable long-term tax-exempt rate.

While we have implemented measures to reduce the likelihood that future transactions in our Common Stock will result in an ownership change, such an ownership change might occur in the future. More specifically, while the Rights Plan we have adopted, as well as the protective amendment to our Restated Articles of Incorporation approved by our shareholders, are intended to discourage or prevent transfers of Sterling shares that would increase a shareholder’s ownership to 5% or more of our Common Stock or that would increase the percentage of our Common Stock owned by a shareholder already deemed to be a “5-percent shareholder”, these restrictions might not deter a shareholder from increasing its ownership interests beyond these limits. Such an increase could adversely affect our ownership change calculations.

Our calculations regarding our current cumulative change and the likelihood of a future ownership change are based on current law. Any change in applicable law may result in an ownership change.

We have incurred significant losses in recent periods and may do so in the future.

Cumulatively, from the fourth quarter of 2008 through the second quarter of 2011, Sterling has incurred a net loss of $1.40 billion, primarily due to a $1.18 billion provision for credit losses, a $451 million charge for goodwill impairment and the establishment of a $350 million deferred tax asset valuation allowance. In light of the current economic environment, significant additional provisions for credit losses may be necessary to supplement the allowance for credit losses in the future. As a result, we may incur significant credit costs in 2011 and future periods, which would continue to have an adverse impact on our financial condition and results of operations, and could adversely affect the price of, and market for, our Common Stock and Warrants.

Our estimated allowance for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected.

We maintain an allowance for credit losses, which is a reserve established through a provision for credit losses charged as an expense and represents management’s best estimate of incurred losses within our existing portfolio of loans. The level of the allowance reflects management’s estimates based upon various assumptions and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for credit losses inherently involves a high degree of subjectivity and requires management to make significant estimates and judgments regarding current credit risks and future trends, all of which may undergo material changes. If our estimates prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses in our loan portfolio and our expense relating to the additional provision for credit losses could increase substantially. In addition, bank regulatory agencies periodically review the adequacy of our allowance for credit losses as part of their examination process, and may require an increase in the provision for possible credit losses or the recognition of further loan charge-offs. Any such increases in the allowance for credit losses may have a material adverse effect on our results of operations, financial condition and the value of our Securities.

The effects of the current economic recession have been particularly severe in our primary market areas in the Pacific Northwest and California.

Substantially all of our loans are to businesses and individuals in Washington, Oregon, Idaho, Montana and California. The Pacific Northwest and California have some of the nation’s highest unemployment rates, and major employers in Washington, Oregon, Idaho and California have recently implemented substantial employee layoffs or scaled back growth plans. Severe declines in housing prices and property values have been particularly acute in our primary market areas, and each state continues to face fiscal challenges, which may have adverse long term effects on the economy of our region. A further deterioration in the economic conditions or a prolonged delay in economic recovery in our primary market areas could result in the following consequences, any of which could materially and adversely affect our business: collateral for loans, especially real estate, may decline further in value, in turn reducing customers’ borrowing power and further reducing the value of assets and collateral associated with our existing loans; loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; and access to low cost or noninterest bearing deposits may decrease.

A large percentage of our loan portfolio is secured by real estate. Continued deterioration in the real estate market or other segments of our loan portfolio would lead to additional losses, which could have a material adverse effect on our business, financial condition and results of operations.

Approximately 90% of our loan portfolio was secured by real estate as of June 30, 2011. As a result of increased levels of commercial and consumer delinquencies and declining real estate values, we have experienced increasing levels of net charge-offs and provisions for credit losses. Continued increases in commercial and consumer delinquency levels or continued declines in real estate market values would require increased net charge-offs and increases in the provision for credit losses, which could have a material adverse effect on our business, financial condition and results of operations and prospects. Acts of nature, including earthquakes, floods and fires, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also have a negative impact on our financial condition. In addition, we may face risks associated with our real estate lending under various federal, state and local environmental laws that impose certain requirements on the owner or operator of a property.

A portion of our loan portfolio is secured by non-owner-occupied commercial real estate, which generally involves a higher degree of risk than owner-occupied commercial loans.

At June 30, 2011, approximately 50% of our $2.62 billion of commercial real estate secured loans were secured by non-owner-occupied commercial real estate. Non-owner-occupied commercial real estate loans generally depend on the cash flow from the property to service the debt. Cash flow may be significantly affected by general economic conditions. Many of our non-owner occupied commercial real estate borrowers have more than one loan outstanding with us. Consequently, losses incurred on loans to a small number of borrowers could have a material adverse impact on our income and financial condition.

A rapid change in interest rates could make it difficult to maintain our current net interest income spread and could result in reduced earnings.

Our earnings are largely derived from net interest income, which is interest income earned on loans and investments, less interest paid on deposits and other borrowings. Interest rates are highly sensitive to many factors that are beyond the control of our management, including general economic conditions and the policies of various governmental and regulatory authorities. As interest rates change, net interest income is affected. With fixed rate assets (such as fixed rate loans and most investment securities) and liabilities (such as certificates of deposit), the effect on net interest income depends on the cash flows associated with the maturity of the asset or liability. Our asset/liability management policy may not be successfully implemented and from time to time our risk position is not balanced. An unanticipated rapid decrease or increase in interest rates could have an adverse effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore on the level of net interest income. For instance, any rapid increase in interest rates in the future could result in interest expense increasing faster than interest income because of fixed rate loans and longer-term investments. Further, substantially higher interest rates could reduce loan demand and may result in slower loan growth than previously experienced. This could have an adverse negative effect on our earnings.

Our cost of funds may increase as a result of many factors, which may reduce profitability.

Our cost of funds may increase because of general economic conditions, unfavorable conditions in the capital markets, changes in interest rates, government intervention and support of competitors, government price controls and competitive pressures. We have traditionally obtained funds principally through deposits and, to a lesser extent, other borrowings, including repurchase agreements. As a general rule, deposits are a cheaper and more stable source of funds than borrowings. Checking and savings account balances and other forms of deposits can decrease when our deposit customers perceive alternative investments, such as the stock market or other non-depository investments, as providing superior expected returns, seek to spread their deposits over several banks to maximize FDIC insurance coverage or perceive weakness in our financial stability. Furthermore, technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments, including products offered by other financial institutions or non-bank service providers. Additional increases in short-term interest rates could increase transfers of deposits to higher yielding deposits. Efforts and initiatives we undertake to retain and increase deposits, including deposit pricing, can increase our costs. When bank customers move money out of bank deposits in favor of alternative investments or into higher yielding deposits, or spread their accounts over several banks, we can lose a relatively inexpensive source of funds, thus increasing our funding costs. If, as a result of general economic conditions, market interest rates, competitive pressures or other factors, our level of deposits decreases relative to our overall banking activities, we may need to rely more heavily on borrowings and/or wholesale funding as a source of funds, and this may negatively impact our net interest margin and subject us to additional liquidity and funding risks.

We may have reduced access to wholesale funding sources.

As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. Our financial flexibility will be severely constrained if we are unable to maintain sufficient collateral or access to funding at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources, and our revenues do not increase in proportion with our costs, our profitability will be impacted.

We are subject to extensive governmental regulation, and further regulatory actions against us may impair our operations or restrict our growth.

Sterling and Sterling Savings Bank are subject to extensive regulation under federal and state laws including those of the Federal Reserve, the FDIC and the WDFI. These laws and regulations are primarily intended to protect customers, depositors and the Deposit Insurance Fund rather than shareholders. In addition, Sterling is subject to regulation and supervision by the Federal Reserve and the SEC and to the listing standards of NASDAQ. Sterling Savings Bank is also subject to the supervision by and the regulations of the FDIC, and the state agencies for the states in which it conducts business. As a Washington state-chartered commercial bank, Sterling Savings Bank is primarily regulated by the WDFI.

Statutes and regulations affecting our business may be changed at any time, and the interpretation of these statutes and regulations by examining authorities may also change. Within the last several years, Congress and the President have passed and enacted significant changes to these statutes and regulations, including most recently, the Dodd-Frank Act signed into law on July 21, 2010. Such changes to the statutes and regulations or to their interpretation may adversely affect our business. In addition to governmental supervision and regulation, we are subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry. The regulators may continue to limit our activities or growth and may impose monetary penalties, which could severely limit or end certain of our operations. Banking laws and regulations change from time to time. Bank regulations can hinder our ability to compete with financial services companies that are not regulated in the same manner or are less regulated.

Bank regulatory authorities have the authority to bring enforcement actions against banks and bank holding companies for unsafe or unsound practices in the conduct of their businesses or for violations of any law, rule or regulation, any condition imposed in writing by the appropriate bank regulatory agency or any written agreement with the authority.

Recent changes have created regulatory uncertainty.

Regulation of the financial services industry is undergoing major changes. The Dodd-Frank Act significantly revises and expands the rulemaking, supervisory and enforcement authority of federal bank regulators. Although the statute will initially have a greater impact on larger institutions than regional bank holding companies such as Sterling, many of its provisions will apply to us at the outset. Among other things, the Dodd-Frank Act:

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is changing the capital requirements for bank holding companies and would require less favorable capital treatment for future issuances of trust preferred (although our existing trust preferred are grandfathered and therefore not subject to the new rules);

•	raises prudential standards by requiring, for instance, annual internal stress testing and establishment of independent risk committees for banks with $10 billion or more in assets;

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grants the FDIC back-up supervisory authority with respect to depository institution holding companies that engage in conduct that poses a foreseeable and material risk to the Deposit Insurance Fund, and heightens the Federal Reserve’s authority to examine, prescribe regulations and take action with respect to all subsidiaries of a bank holding company;

•	prohibits insured state-chartered banks from engaging in derivatives transactions unless the chartering state’s lending limit laws take into consideration credit exposure to derivative transactions;

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specifies that a bank holding company may acquire control of an out-of-state bank only if it is well-capitalized and well-managed, and does not allow interstate merger transactions unless the resulting bank would be well-capitalized and well-managed after the transaction;

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changes how the FDIC calculates deposit insurance assessments and effectively requires increases in deposit insurance fees that will be borne primarily by institutions with assets of greater than $10 billion;

•	subjects both large and small financial institutions to data and information gathering by a newly created Office of Financial Research;

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requires retention of 5% of the credit risk in assets transferred, sold or conveyed through issuances of asset-backed securities, with the risk-retention obligation spread between securitizers and originators;

•	creates a new Consumer Financial Protection Bureau with very broad rulemaking and enforcement authority over consumer protection matters that became operational on July 21, 2011;

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imposes limits on debit card interchange fees that may be charged by card issuers with $10 billion or more in assets but which is nevertheless likely to reduce future interchange fee revenue and income for card issuers like Sterling with less than $10 billion in assets;

•	contains provisions on mortgage-related matters such as steering incentives, determinations as to a borrowers’ ability to repay and prepayment penalties; and

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mandates and allows certain changes regarding corporate governance and executive compensation such as shareholder proxy access for publicly traded banks’ director nominations, clawback of incentive-based compensation from executive officers and increased disclosure on compensation arrangements; it also provides incentives for corporate whistleblowers that, as recently implemented by the SEC, do not require employees to first report allegations of wrongdoing through a company’s corporate compliance system.

Some of these changes are effective immediately, though most will be phased in gradually. In addition, the statute in many instances calls for future rulemaking to implement its provisions, so the precise contours of the law and its effects on us cannot yet be fully understood. The provisions of the Dodd-Frank Act and the subsequent exercise by regulators of their revised and expanded powers thereunder could materially impact the profitability of our business, the value of assets we hold or the collateral available for our loans, require changes to business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk. Legislators and regulators are also considering a wide range of proposals beyond the Dodd-Frank Act that, if enacted, could result in major changes to the way banking operations are regulated.

We may be subject to more stringent capital and liquidity requirements.

As discussed above, the Dodd-Frank Act would require the federal banking agencies to establish stricter risk-based capital requirements and leverage limits to apply to banks and bank holding companies. In addition, the “Basel III” standards recently announced by the Basel Committee on Banking Supervision (the “Basel Committee”), if adopted, could lead to significantly higher capital requirements, higher capital charges and more restrictive leverage and liquidity ratios. The standards would, among other things, impose more restrictive eligibility requirements for Tier 1 and Tier 2 capital; increase the minimum Tier 1 common equity ratio to 4.5%, net of regulatory deductions, and introduce a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7%; increase the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer; increase the minimum total capital ratio to 10.5% inclusive of the capital buffer; and introduce a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a non-risk adjusted Tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets, and new liquidity standards. In addition, new rules are under consideration which could substantially increase our liquidity requirements.

The new Basel III capital standards will be phased in from January 1, 2013 until January 1, 2019, and it is not yet known how these standards will be implemented by U.S. regulators generally or how they will be applied to financial institutions of our size. Implementation of these standards, or any other new regulations, may adversely affect our ability to pay dividends, or require us to restrict growth or raise capital, including in ways that may adversely affect our results of operations or financial condition.

You may be subject to tax upon an adjustment to the number of shares of our Common Stock underlying the Warrants or the exercise price of the Warrants even though you do not receive a corresponding cash distribution.

The number of shares of our Common Stock underlying the Warrants and the exercise price of the Warrants are subject to adjustment in certain circumstances. To the extent any such adjustment or failure to adjust results in an increase in your proportionate interest in our assets or our earnings and profits, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent deemed paid out of our earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined below), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30 percent rate, or such lower rate as may be specified by an applicable treaty), which may reduce the amount of shares of our Common Stock to be delivered upon exercise of Warrants. See “Certain Material U.S. Federal Income and Estate Tax Considerations” in this Prospectus.

Difficult market conditions have adversely affected and may continue to have an adverse effect on our industry.

The capital and credit markets have been experiencing difficulty for more than three years. Dramatic declines in the housing market over the past three years, with falling home prices and increasing foreclosures, unemployment and under-employment, have had a negative impact on the performance of mortgage loans and have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. We expect that the difficult conditions in the financial markets will improve only slowly in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

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While increased regulation and enforcement is now certain in the financial sector, with increased compliance costs, the scope of such regulation is uncertain, and that uncertainty affects our business opportunities and plans.

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Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future behaviors.

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The process we use to estimate losses inherent in our loan portfolio requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of our borrowers to repay their loans, which may no longer be capable of accurate estimation and may, in turn, have a negative impact on the reliability of the process.

•	The market value and trading volume of our Common Stock may be subject to increased volatility.

•	Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions and government sponsored entities.

•	We may face increased competition due to intensified consolidation of the financial services industry.

If a failure or slowing of the current modest recovery from recessionary conditions occurs, we may experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The value of our investment and mortgage-backed securities (“MBS”) portfolio may be negatively affected by interest rate changes or disruptions in securities markets and we may realize losses on our investment securities in future periods.

The market for some of the investment securities held in our portfolio experienced extreme volatility over the past two years. Volatile market conditions may detrimentally affect the value of these securities, such as through reduced valuations due to the perception of heightened credit and liquidity risks. Declines in market value associated with these disruptions may result in other-than-temporary or permanent impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income, capital levels and liquidity.

In addition, we held $190 million of municipal bonds as of June 30, 2011. The current economic downturn has impacted the credit worthiness of a number of municipalities. A continued or further decline in the economy could result in credit ratings downgrades for the municipalities that have issued the bonds held by us, which could negatively impact the value of the bonds.

A decline in the value of our Federal Home Loan Bank (“FHLB”) common stock may occur, resulting in an other-than-temporary impairment charge which would cause our earnings and shareholders’ equity to decrease.

We own common stock of the FHLB in order to qualify for membership in the FHLB system, which enables us to borrow funds under the FHLB advance program. The carrying value of our FHLB common stock was approximately $100 million as of June 30, 2011, the substantial majority of which was with the FHLB of Seattle. The FHLB Seattle has experienced losses from credit-related charges associated with projected losses on its investments in private-label mortgage-backed securities, and is currently unable to repurchase or redeem capital stock or to pay dividends. Consequently, for this and other reasons, there is a risk that our investment in the common stock of the FHLB could be deemed other than temporarily impaired at some time in the future, which would adversely affect our earnings, our shareholders’ equity and the value of our Securities.

As a bank holding company that conducts substantially all of our operations through our banking subsidiary, Sterling Savings Bank, our ability to pay dividends, repurchase our shares or to repay our indebtedness depends upon liquid assets held by the holding company and the results of operations of our subsidiary.

Sterling is a separate and distinct legal entity from its subsidiaries, and receives substantially all of its revenue from dividends paid by Sterling Savings Bank. There are legal limitations on the extent to which Sterling Savings Bank may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with Sterling. A prolonged inability to receive dividends from Sterling Savings Bank would reduce liquidity available to Sterling, which could adversely affect Sterling’s financial condition.

Sterling’s net income depends primarily upon Sterling Savings Bank’s net interest income, which is the income that remains after deducting from total income generated by earning assets the expense attributable to the acquisition of the funds required to support earning assets (primarily interest paid on deposits). The amount of interest income is dependent on many factors including the volume of earning assets, the general level of interest rates, the dynamics of changes in interest rates and the levels of nonperforming loans. All of those factors affect our banking subsidiary’s ability to pay dividends to the holding company.

Various statutory provisions restrict the amount of dividends Sterling Savings Bank can pay to Sterling without regulatory approval. Sterling Savings Bank may not pay cash dividends if those payments could reduce the amount of its capital below that necessary to meet the “adequately capitalized” level in accordance with regulatory capital requirements. Sterling Savings Bank is also restricted from paying dividends to Sterling pursuant to the terms of the SSB MOU. It is also possible that, depending upon the financial condition of Sterling Savings Bank and other factors, regulatory authorities could assert that payment of dividends or other payments, including payments to us, is an unsafe or unsound practice. Under Washington banking law, Sterling Savings Bank may not pay a dividend greater than its retained earnings without WDFI approval.

We are currently subject to certain pending shareholder litigation and may be subject to similar claims in the future.

A securities class action lawsuit has been filed against Sterling and certain of our current and former officers alleging that the defendants violated sections 10(b) and 20(a) of the U.S. Exchange Act and SEC Rule 10b-5 by making false and misleading statements concerning our business and financial results. A shareholder derivative suit also has been filed against certain of our current and former officers and directors, and Sterling as a nominal defendant, alleging breaches of fiduciary duty, waste of corporate assets, and unjust enrichment. A class action lawsuit is also pending against Sterling, and certain current and former officers and directors of Sterling, alleging violations of ERISA, by breaching their fiduciary duties to participants in the Sterling Savings Bank Employee Savings and Investment Plan and Trust. These lawsuits are all premised on similar allegations that: 1) the defendants failed to adequately disclose the extent of Sterling’s delinquent commercial real estate, construction and land development loans, properly record losses for impaired loans, properly reserve for loan losses, and properly account for goodwill and deferred tax assets, thereby causing Sterling’s stock price to be artificially inflated during the purported class period; or 2) the defendants failed to prevent Sterling from issuing improper financial statements, maintain a sufficient allowance for loan and lease losses, and establish effective credit risk management and oversight mechanisms. It is possible that additional suits will be filed with respect to these same matters and also naming Sterling and/or its current and former officers and directors.

These lawsuits could divert the attention and resources of our management and cause us to incur significant expenses for legal fees and costs, including those associated with our advancement of fees and costs on behalf of our current and former officers and directors. We cannot predict the outcome of any of these lawsuits. Since the legal responsibility and financial impact with respect to these lawsuits and claims, if any, cannot currently be ascertained, we have not established any reserves for any potential liability relating to the lawsuits. An unfavorable outcome in any of these lawsuits could result in the payment of substantial damages in connection with a settlement or judgment and have a material adverse effect on our business, financial condition, results of operations or cash flows.

The financial services industry is highly competitive.

We face pricing competition for loans and deposits. We also face competition with respect to customer convenience, product lines, accessibility of service and service capabilities. Our most direct competition comes from other banks, brokerages, mortgage companies and savings institutions. We also face competition from credit unions, government-sponsored enterprises, mutual fund companies, insurance companies and other non-bank businesses. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. Many of our nonbank competitors are not subject to the same extensive regulations that apply to financial institutions. As a result, these non-bank competitors have advantages over us in providing certain services. This significant competition in attracting and retaining deposits and making loans as well as in providing other financial services throughout our market area may have an adverse impact on future earnings and growth.

Our business is highly reliant on technology and our ability to manage the operational risks associated with technology and we recently converted to a new core processing system.

We depend on internal and outsourced technology to support all aspects of our business operations. In May 2011, we converted to a new core processing system that is used to manage customer accounts. Interruption or failure of these systems creates a risk of business loss as a result of adverse customer experiences, damage claims and civil fines. Risk management programs are expensive to maintain and will not protect us from all risks associated with maintaining the security of customer information, proprietary data, external and internal intrusions, disaster recovery and failures in the controls used by vendors.

Changes in accounting standards may have a material impact on how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time the Financial Accounting Standards Board changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can have a material impact on how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in a restatement of prior period financial statements.

We may be required to repurchase mortgage loans in some circumstances, which could harm our liquidity, results of operations and financial condition.

When we sell mortgage loans, whether as whole loans or pursuant to a securitization, we are required to make certain representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. Our sales agreements on whole loans require us to repurchase or substitute mortgage loans in the event we breach any of these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. Likewise, we are required to repurchase or substitute mortgage loans if we breach a representation or warranty in connection with our securitizations. The remedies available to us against the originating broker or correspondent may not be as broad as the remedies available to a purchaser of mortgage loans against us, and we face the further risk that the originating broker or correspondent may not have the financial capacity to perform remedies that otherwise may be available to us. Therefore, if a purchaser enforces its remedies against us, we may not be able to recover our losses from the originating broker or correspondent. If repurchase and indemnity demands increase, our liquidity, results of operations and financial condition will be adversely affected.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend, and will continue to depend, to a significant extent, on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other Internet systems and deposit and other transaction processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services, and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be materially adversely affected.

Our internal control systems could fail to detect certain events.

We are subject to certain operations risks, including but not limited to data processing system failures and errors and customer or employee fraud. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks, but should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

The network and computer systems on which we depend could fail or experience a security breach.

Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, operations will depend on our ability, as well as the ability of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on our business, financial condition and results of operations.

In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

We could be held responsible for environmental liabilities of properties acquired through foreclosure.

If we are forced to foreclose on a defaulted mortgage loan to recover our investment, we may be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. The amount of environmental liability could exceed the value of real property. We may be fully liable for the entire cost of any removal and clean-up on an acquired property, the cost of removal and clean-up may exceed the value of the property, and we may be unable to recover costs from any third party. In addition, we may find it difficult or impossible to sell the property prior to or following any environmental remediation.

THE RECAPITALIZATION

On August 26, 2010, Sterling effected a recapitalization designed to return Sterling back to a sound capital footing. The transactions involved in the recapitalization are described in further detail in this section.

Background to the Recapitalization

The economic downturn in Sterling’s market areas and resulting decline in real estate values had a direct and adverse effect on the financial condition and results of operations of Sterling and its wholly owned banking subsidiary, Sterling Savings Bank, including reductions in the capital levels of Sterling and Sterling Savings Bank as a result of elevated loan charge-offs and increases in the allowance for loan losses. Furthermore, Sterling and Sterling Savings Bank entered into agreements with the Reserve Bank and the FDIC, respectively, to take steps to further strengthen Sterling and Sterling Savings Bank, including increasing capital levels to return to “well-capitalized” status. As a result, Sterling initiated a recapitalization effort, which was effected on August 26, 2010. The amount of capital raised exceeded the amount required under Sterling and Sterling Savings Bank’s agreements with their regulators and restored both Sterling and Sterling Savings Bank’s regulatory ratios to levels that exceed well-capitalized thresholds under currently applicable guidelines.

The recapitalization comprised three transactions: (i) the Anchor Investments; (ii) the Treasury Exchange; and (iii) the Private Placement (collectively, the “Recapitalization Transactions” or the “Recapitalization”).

Sterling received aggregate gross proceeds from the recapitalization of $730 million.

The recapitalization transactions are discussed in more detail below.

Anchor Investments

Overview

On August 26, 2010, Sterling issued the following securities to each of (a) Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P. (collectively, “THL” or an “Anchor Investor”) and (b) Warburg Pincus Private Equity X, L.P. (“Warburg Pincus” or an “Anchor Investor”), effected pursuant to investment agreements between Sterling and each of the Anchor Investors (the “Anchor Investment Agreements”):

•	1,035,848 shares of Sterling’s Common Stock at a price of $13.20 per share;

•	1,709,150 shares of Sterling’s Series B Preferred Stock at a price of $92 per share and a liquidation preference of $4.60 per share; and

•	a seven-year warrant to purchase 1,312,500 shares of Common Stock at an exercise price of $14.52 per share, subject to adjustment (the “Anchor Investor Warrants”).

Sterling received aggregate gross proceeds of approximately $170.9 million from each of the Anchor Investors in connection with the Anchor Investors’ acquisition of the above described securities (the “Anchor Investments”).

Although the recapitalization would generally have required shareholder approval under the NASDAQ listing rules, Sterling sought and obtained approval from NASDAQ for an exception from these requirements under NASDAQ Listing Rule 5635(f) given that the delay in securing shareholder approval prior to effecting the recapitalization would have seriously jeopardized the financial viability of Sterling. NASDAQ also granted an exception to Sterling from the voting rights requirements of Listing Rule 5640 and IM-5640 with respect to the recapitalization transactions. Sterling’s Audit Committee expressly approved reliance upon these exceptions.

Pursuant to the terms of the Anchor Investment Agreements, following the closing of the Recapitalization Transactions, Sterling agreed to obtain the approval of its shareholders to, among other things, (i) amend its Restated Articles of Incorporation to increase the number of authorized shares of its Common Stock in a manner sufficient to permit the full conversion of the Series B Preferred Stock and Series D Preferred Stock into, and the exercise of the Anchor Investor Warrants for, shares of its Common Stock and (ii) approve the conversion of Series B Preferred Stock and the Series D Preferred Stock and the exercisability of the Anchor Investor Warrants. These items were approved at a special meeting of shareholders on October 21, 2010.

Anchor Investor Warrants

Each Anchor Investor was issued a warrant exercisable for a seven-year term to purchase 1,312,500 shares of Common Stock at an exercise price of $14.52 per share. The resale of these warrants is covered by the Registration Statement of which this Prospectus forms a part. See “Description of the Warrants—Anchor Investor Warrants.”

Board Representation

Under the terms of the Anchor Investment Agreements, each Anchor Investor is entitled to one seat on Sterling’s Board of Directors (an “Anchor Investor Board Representative”) and is also entitled to designate one person to attend meetings of the Board of Directors as a non-voting observer. This provision continues to apply for so long as such Anchor Investor owns 4.9 percent or more of the Common Stock, calculated in accordance with the terms of the Anchor Investment Agreement, on a fully exercised basis. Scott L. Jaeckel has been appointed to the board as THL’s representative at the board, and David Coulter has been appointed as Warburg Pincus’s representative on the board. In addition, Mr. Jaeckel has been appointed to Sterling’s Governance and Nominating Committee and Mr. Coulter has been appointed to Sterling’s Credit and Risk Committee and its Compensation Committee. If an Anchor Investor’s share ownership drops below the threshold described above, such Anchor Investor will no longer be entitled to a board observer and, at the written request of the Board of Directors, an Anchor Investor is required to use its reasonable best efforts to cause its Anchor Investor Board Representative to resign.

Standstill

Under the terms of the Anchor Investment Agreements, so long as an Anchor Investor owns at least 4.9 percent of our Common Stock, calculated in accordance with the terms of the Anchor Investment Agreement, on an as-converted and fully exercised basis, such Anchor Investor is not permitted, without prior approval of our Board of Directors, to directly or indirectly:

•

acquire, offer or propose to acquire or agree to acquire beneficial ownership of any voting securities if such acquisition would result in such Anchor Investor (i) being deemed to “control” Sterling within the meaning of the Bank Holding Company Act of 1956 and the Change in Bank Control Act of 1978, (ii) owning more than 33 percent of the total equity of Sterling, or (iii) having beneficial ownership of 25 percent or more of the outstanding shares of a class of voting securities or Common Stock;

•

make or in any way participate in any “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Sterling or any subsidiary;

•

call or seek to call a meeting of the shareholders, form, join or in any way participate in a “group” with respect to any voting securities, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, the Board of Directors or policies of Sterling;

•

enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into any acquisition transaction, merger or other business combination relating to all or part of Sterling or any of its subsidiaries or any acquisition transaction for all or part of the assets of Sterling or any subsidiary or any of their respective businesses; or

•	publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing.

Registration Rights

Under the terms of the Anchor Investment Agreements, each Anchor Investor received certain registration rights, subject to specified “black-out” rights during which time Sterling would not be required to effect a registration and dispositions of securities acquired in the Anchor Investments would be restricted. Sterling agreed to file a Registration Statement covering the Securities purchased by the Anchor Investors and to use its reasonable best efforts to cause the Registration Statement to be declared or become effective. In addition, each Anchor Investor received the right to demand that Sterling file a registration statement and facilitate an underwritten offering of the Anchor Investors’ Securities. If an underwritten offering is requested in accordance with the agreements with the Anchor Investors, Sterling is obligated to participate in and facilitate such underwriting, including making management and executives of Sterling available for “road shows,” similar sales events and other marketing activities. This Prospectus forms a part of a Registration Statement that was filed for the purpose of fulfilling those requirements.

Pre-emptive Rights

Under the terms of the Anchor Investment Agreements, so long as an Anchor Investor owns at least 4.9 percent of our Common Stock, calculated in accordance with the terms of the Anchor Investment Agreement, on an as-converted and fully exercised basis, such Anchor Investor will have pre-emptive rights to participate on a pro rata basis in any equity capital raises to maintain its ownership percentage, subject to certain exceptions.

Other

Under the terms of the Anchor Investment Agreements, we have agreed to indemnify each Anchor Investor for losses resulting from (i) inaccuracies in our representations or warranties in its Anchor Investment Agreement (which will generally survive until November 26, 2011), (ii) breaches of our agreements or covenants in its Anchor Investment Agreement and (iii) subject to certain limited exceptions, any legal, administrative or other proceedings relating to or arising out of such Anchor Investments.

With respect to breaches of representation only under the terms of each Investment Agreement:

•	claims for individual losses of less than $50,000 are disregarded;

•	no indemnity is made unless the aggregate amount of all losses (excluding those below $50,000) exceeds $1.5 million; and

•	the total indemnity is capped at each Anchor Investor’s purchase price.

The indemnity is an Anchor Investor’s exclusive post-closing remedy, except in respect of intentional and willful fraud, intentional and willful misrepresentation or intentional and willful misconduct. See “Risk Factors—Sterling may suffer substantial losses due to its agreements to indemnify certain investors against a broad range of potential claims.”

Under the terms of the Anchor Investment Agreements, the Securities purchased by the Anchor Investors are subject to certain transfer restrictions. For additional information on the transfer restrictions applicable to the Securities offered pursuant to this Prospectus, see “Transfer Restrictions and Rights Plan.”

Private Placements

Overview

On August 26, 2010, Sterling issued, in the aggregate, to the Private Placement Investors, pursuant to the Subscription Agreements, the following securities:

•	2,352,545 shares of Common Stock at a price of $13.20 per share; and

•	3,881,700 shares of Series D Preferred Stock at a price of $92 per share.

Sterling received aggregate gross proceeds of approximately $388.2 million from the Private Placement Investors collectively in connection with the Private Placement.

Pursuant to the terms of the Subscription Agreements, Sterling agreed to obtain the approval of its shareholders to, among other things, (i) amend its Restated Articles of Incorporation to increase the number of authorized shares of its Common Stock in a manner sufficient to permit the full conversion of the Series B Preferred Stock and Series D Preferred Stock into, and exercise of the Anchor Investor Warrants for, shares of its Common Stock and (ii) approve the conversion of the Series B Preferred Stock and the Series D Preferred Stock and the exercisability of the Anchor Investor Warrants. These items were approved at a special meeting of shareholders on October 21, 2010.

Registration Rights

Pursuant to the terms of the Subscription Agreements, each Private Placement Investor received certain registration rights, subject to specified “black-out” rights during which time Sterling would not be required to effect a registration and dispositions of securities acquired in the Private Placement Investments would be restricted. Sterling agreed to file a Registration Statement covering the Securities purchased by the Private Placement Investors and to use its reasonable best efforts to cause the Registration Statement to be declared or become effective within 60 days of the initial filing.

Other

We agreed to indemnify each Private Placement Investor for losses resulting from (i) inaccuracies in our representations or warranties in the Subscription Agreement (which will generally survive until November 26, 2011), and (ii) breaches of our agreements or covenants in the Subscription Agreement.

With respect to breaches of representation only under the terms of the Subscription Agreement:

•	claims for individual losses of less than $50,000 are disregarded;

•	no indemnity is made unless the aggregate amount of all losses (excluding those below $50,000) exceeds $1.5 million; and

•	the total indemnity is capped at each Private Placement Investor’s purchase price.

The indemnity is a Private Placement Investor’s exclusive post-closing remedy, except in respect of intentional and willful fraud, intentional and willful misrepresentation or intentional and willful misconduct. See “Risk Factors—Sterling may suffer substantial losses due to its agreements to indemnify certain investors against a broad range of potential claims.”

Under the terms of the Subscription Agreements, the Common Stock purchased by the Private Placement Investors is subject to certain transfer restrictions. For additional information on the transfer restrictions applicable to the Securities offered pursuant to this Prospectus, see “Transfer Restrictions and Rights Plan.”

Treasury Exchange

Overview

On August 26, 2010, pursuant to an exchange agreement between Sterling and Treasury (the “Exchange Agreement”), Sterling and the U.S. Department of Treasury (the “Treasury”) effected:

•

the exchange of 303,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“TARP Preferred Stock”) held by Treasury for 303,000 shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C (“New Treasury Preferred Stock”) with a liquidation preference of $303 million;

•	conversion of the New Treasury Preferred Stock at a discounted exchange value of approximately $75.8 million into 5,738,637 shares of Common Stock at a conversion price of $13.20 per share; and

•

amendment of the terms of the Treasury warrant to purchase 97,541 shares of Common Stock at an exercise price of $465.96 per share, to provide for an exercise price of $13.20 per share for a ten-year term following the closing of the recapitalization (such amended warrant, the “Treasury Warrant”) (collectively, the “Treasury Exchange”).

Pursuant to the Exchange Agreement, Treasury has agreed to attend all meetings of Sterling’s shareholders in person or by proxy for purposes of obtaining a quorum. Treasury has also agreed to vote, or cause to be voted, or exercise its right to consent (or cause its right to consent to be exercised with respect to) all common shares beneficially owned by it with respect to each matter on which holders of Common Stock are entitled to vote or consent in the same proportion (for, against or abstain) as all other shares of Sterling’s Common Stock, other than those held by the Anchor Investors or any of their affiliates, are voted or consents are given on any matters on which holders of Sterling’s Common Stock are entitled to vote, other than (a) the election and removal of directors, (b) the approval of any business combination, (c) the approval of a sale of all or substantially all of the assets or property of Sterling, (d) the approval of a dissolution of Sterling, (e) the approval of any issuance of any securities of Sterling on which holders of Common Stock are entitled to vote, (f) the approval of any amendment to the Articles of Incorporation or Bylaws of Sterling on which holders of Common Stock are entitled to vote and (g) the approval of any other matters reasonably incidental to the foregoing, as determined by Treasury (the matters referred to in (a) through (g), the “Designated Matters”). With respect to Designated Matters, Treasury has retained the right under the Exchange Agreement to vote its shares in its sole discretion.

Other Matters

The foregoing descriptions do not purport to be complete and each is qualified in its entirety by reference to the complete copy of the applicable agreements or securities. The Anchor Investment Agreements and amendments thereto, form of Subscription Agreement between Sterling and each of the Private Placement Investors, the Exchange Agreement and Warrants are filed as Exhibits to the Registration Statement of which this Prospectus forms a part and are incorporated by reference herein.

USE OF PROCEEDS

We will receive no proceeds from shares of Common Stock or Warrants sold by the Selling Shareholders.

A portion of the shares of Common Stock covered by this Prospectus are issuable upon exercise of the Warrants issued to the Selling Shareholders. The exercise price of the warrants held by the Anchor Investors issued is $14.52 per share. The exercise price of the warrant held by Treasury is $13.20 per share. Upon any exercise of the Warrants for cash, the Selling Shareholders will pay us the exercise price. However, the Warrants also may be exercised on a cashless basis. We will not receive any cash payment from the Selling Shareholders upon any exercise of the Warrants on a cashless basis. To the extent we receive proceeds from the cash exercise of the Warrants, we may use such proceeds for general corporate purposes or may contribute a portion of the proceeds to Sterling Savings Bank. General corporate purposes may include the pay down of liabilities and the funding of potential acquisitions, including potential acquisitions of banks in FDIC-assisted transactions.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of Securities by certain selling shareholders (the “Selling Shareholders”). The Selling Shareholders acquired Securities pursuant to the Recapitalization Transactions. Except as discussed in “Use of Proceeds,” we will not receive any proceeds from the resale of Securities by the Selling Shareholders. Except as discussed in footnotes 3, 4 and 5 below, the Selling Shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table is based on information provided to us by the Selling Shareholders on or about June 30, 2011 and as of such date. Because the Selling Shareholders may sell all, some or none of the Securities, no estimate can be given as to the amount of shares that will be held by the Selling Shareholders upon termination of this offering. For purposes of the table below, we have assumed that no Securities will be held by the Selling Shareholders at such time.

	Beneficial Ownership Prior to the Offering					Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Warrants Beneficially Owned(1)	Percent(2)	Shares Being Offered	Warrants Being Offered	Number of Shares Beneficially Owned	Number of Warrants Beneficially Owned	Percent
Selling Shareholders
Robert H. Hartheimer(3) 3232 Rittenhouse St., NW Washington, DC 20015	22,728	—	*	22,728	—	0	—	*
The DePillo Family Trust(4) 30845 Via Colinas Cota De Caza, CA 92679	227,273	—	*	227,273	—	0	—	*
The Les and Sheri Biller Revocable Trust(5) The Biller Family Office 10877 Wilshire Blvd., Suite 1702 Los Angeles, CA 90024	530,304	—	*	530,304	—	0	—	*
Thomas H. Lee Equity Fund VI, L.P.(6) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	7,858,225	723,246	12.538	7,134,979	723,246	0	0	*
Thomas H. Lee Parallel Fund VI, L.P.(7) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	5,321,177	489,744	8.522	4,831,433	489,744	0	0	*
Thomas H. Lee Parallel (DT) Fund, VI, L.P.(8) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	929,504	85,548	1.498	843,956	85,548	0	0	*
THL Sterling Equity Investors, L.P.(9) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	151,706	13,962	*	137,744	13,962	0	0	*
U.S. Department of the Treasury(10) 1500 Pennsylvania Avenue, NW, Room 2312 Washington, DC 20220	5,836,178	97,541	9.406	5,738,637	97,541	0	0	*
Warburg Pincus Private Equity X, L.P.(11) 450 Lexington Avenue New York, NY 10017	14,260,607	1,312,500	22.541	12,948,107	1,312,500	0	0	*

*	Less than 1 percent
(1)

In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Sterling common stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of June 30, 2011. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	Based on shares outstanding at June 30, 2011 of 61,952,072.

(3)	Robert Hartheimer was appointed to our Board of Directors effective September 21, 2010.
(4)

David DePillo makes investment and voting decisions with respect to shares held by The DePillo Family Trust. Mr. DePillo became the Chief Credit Officer of Sterling Savings Bank following receipt of certain required regulatory approvals in October 2010.

(5)

Leslie Biller makes investment and voting decisions with respect to shares held by The Les and Sheri Biller Revocable Trust. Mr. Biller was appointed to our Board of Directors upon completion of the Recapitalization Transactions in August 2010.

(6)

The general partner of Thomas H. Lee Equity Fund VI, L.P. is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein. The Operating Committee of Thomas H. Lee Partners, L.P. makes investment and voting decisions with respect to shares held by Thomas H. Lee Equity Fund VI, L.P.

(7)

The general partner of Thomas H. Lee Parallel Fund VI, L.P. is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein. The Operating Committee of Thomas H. Lee Partners, L.P. makes investment and voting decisions with respect to shares held by Thomas H. Lee Parallel Fund VI, L.P.

(8)

The general partner of Thomas H. Lee Parallel (DT) Fund VI, L.P. is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein. The Operating Committee of Thomas H. Lee Partners, L.P. makes investment and voting decisions with respect to shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.

(9)

The general partner of THL Sterling Equity Investors L.P. is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein. The Operating Committee of Thomas H. Lee Partners, L.P. makes investment and voting decisions with respect to shares held by THL Sterling Equity Investors L.P.

(10)	The U.S. Department of the Treasury is the holder of 5,738,637 shares of common stock and a Warrant exercisable for 97,541 shares of common stock.
(11)

Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of Warburg Pincus Private Equity X, L.P., including an affiliated limited partnership (together, “WP X”); Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”) is the general partner of WP X LP; Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”) is the sole member of WP X LLC; and Warburg Pincus & Co., a New York general partnership (“WP”) is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”) manages WP X, and Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Managing Member and Co-President of WP LLC and may be deemed to control the Warburg Pincus entities. Mr. Coulter, a member of our board of directors, is a Partner of WP and a Member and Managing Director of WP LLC and therefore may be deemed to beneficially own the shares of Sterling held by WP X. Mr. Coulter disclaims such ownership other than as a result of his pecuniary interest therein.

DESCRIPTION OF COMMON STOCK

The following is a brief description of the material provisions of our Common Stock. This description is not complete, and is qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, our amended and restated Bylaws and the WBCA, copies of which are available as set forth under “Where You Can Find More Information.” Our Restated Articles of Incorporation, including the amendments thereto, and our Bylaws are filed as exhibits to the Registration Statement of which this Prospectus forms a part and are incorporated by reference herein.

Shares Authorized

As of June 30, 2011, Sterling’s authorized capital stock consists of 161,515,151 shares, 151,515,151 of such shares being Common Stock, having no par value per share, and 10,000,000 of such shares being preferred stock, having no par value per share, issuable in one or more series. As of June 30, 2011, 61,952,072 shares of our Common Stock were issued and outstanding, no shares of preferred stock were outstanding and warrants to purchase 2,722,541 shares of our Common Stock were issued and outstanding.

We are authorized under our Restated Articles of Incorporation, as amended, to issue additional shares of authorized capital stock, generally without shareholder approval, but subject to applicable law and stock exchange listing requirements. An amendment to our articles to change the authorized capital stock requires the approval of our Board of Directors and shareholders holding at least a majority of the outstanding shares of the affected class or series or of the outstanding shares of all affected classes or series voting together as a separate class.

Amendment of the Bylaws

Our Bylaws may be amended by a majority vote of the full Board of Directors or by a majority vote of the shares entitled to vote and represented at a meeting where a quorum is present.

Dividend Rights

Holders of our Common Stock are entitled to receive dividends if, as and when declared by our Board of Directors out of any funds legally available for dividends. There are currently several limitations on our ability to pay dividends. For more information, see “Dividend Policy.”

Liquidation and Dissolution

In the event of the liquidation, dissolution and winding up of Sterling, the holders of our Common Stock are entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, to receive a pro rata share of our net assets.

Restrictions on Ownership—Bank Holding Company Act

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5 percent or more of our Common Stock. Any person, other than a bank holding company, is required to obtain prior approval of the FDIC to acquire 10 percent or more of our Common Stock under the Change in Bank Control Act. Any holder of 25 percent or more of our Common Stock, or a holder of 5 percent or more if such holder otherwise is regarded by the Federal Reserve as having the power to exercise, directly or indirectly, a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Bank holding companies incorporated in Washington are subject to similar restrictions under Washington law.

Transfer Restrictions

The Common Stock is being offered subject to the transfer restrictions contained in the Section 382 Articles Amendment as described below in “Transfer Restrictions and Rights Plan—Section 382 Transfer Restrictions.” Additionally, the Common Stock is subject to the restrictions of our Rights Plan, as described below in “Transfer Restrictions and Rights Plan—Rights Plan” and “Transfer Restrictions and Rights Plan—Section 382 Transfer Restrictions.”

The transfer restrictions set forth in the Section 382 Articles Amendment and the Rights Plan are referred to generally as the “Transfer Restrictions.”

Shareholder Approval of a Merger, Share Exchange, Sale of Assets, or Dissolution

A merger or share exchange, sale of all or substantially all of the corporation’s assets not in the regular course of business, or dissolution generally must be approved by two-thirds of all shareholder votes entitled to be cast thereon and of each voting group entitled to vote separately. Washington law generally does not require that shareholders of the surviving corporation approve a merger unless an amendment to its articles of incorporation to authorize additional shares is required to consummate the merger or unless shareholders of the surviving corporation will not after the merger hold the same number of shares with identical designations, preferences, limitations and relative rights.

Special Meetings of Shareholders

Special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board, or one or more shareholders holding shares in the aggregate entitled to cast not less than 10 percent of the votes at that special meeting. The WBCA requires that notice of a special shareholders’ meeting generally be given not less than 10 nor more than 60 days before the date of the meeting. In certain circumstances, such as a special meeting to act on a plan of merger or to amend the articles, notice must be given not less than 20 nor more than 60 days before the date of the meeting.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our Board of Directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the Board of Directors may hereafter authorize.

Other Rights

Shares of our Common Stock are not redeemable, and have no subscription, conversion or pre-emptive rights under the Restated Articles of Incorporation. For a description of certain contractual pre-emptive rights associated with certain holders, see “The Recapitalization.” See “Risk Factors—We may issue securities that could dilute your ownership and may adversely affect the market price of our Common Stock and Warrants.”

DESCRIPTION OF THE WARRANTS

The following is a brief description of the material provisions of the Warrants. This description is not complete, and is qualified in its entirety by reference to the Warrants. The Warrants are filed as Exhibits 4.14, 4.15 and 4.16 to the Registration Statement of which this Prospectus forms a part and are incorporated by reference herein.

General

Each Warrant initially represents the right to purchase the number of shares of our Common Stock described below with respect to each Warrant, however, the Warrants are transferable in single share increments. The number of shares of our Common Stock that a Warrant confers a right to purchase, which we refer to as the “number of underlying shares,” is subject to the adjustments described below under the headings “—Anchor Investor Warrants—Adjustments to the Anchor Investor Warrants” and “—Treasury Warrant—Adjustments to the Treasury Warrant.”

Anchor Investor Warrants

Common Stock Subject to the Anchor Investor Warrants

The Anchor Investor Warrants are initially exercisable for 2,625,000 shares of Common Stock. The number of shares deliverable upon the exercise of the Anchor Investor Warrants and the exercise price are subject to further adjustment described below in the section entitled “Adjustments to the Anchor Investor Warrants.”

Exercise of the Anchor Investor Warrants

The initial exercise price, subject to adjustment, applicable to the Anchor Investor Warrants is $14.52 per share of Common Stock. The right to purchase the Common Stock represented by the Anchor Investor Warrants is exercisable, in whole or in part by the holder, at any time or from time to time, but in no event later than 11:59 p.m., New York City time, on August 26, 2017 (the “Expiration Time”), by the surrender of the Anchor Investor Warrant and the notice of exercise in substantially the form annexed to the Anchor Investor Warrants, duly completed and executed on behalf of the holder, at Sterling’s principal executive office, and payment of the exercise price for the shares of Common Stock thereby purchased at the election of the holder. The exercise price may be paid by tendering in cash, by certified or cashier’s check payable to the order of Sterling, or by wire transfer of immediately available funds to an account designated by Sterling. Alternatively, the exercise price may be paid by having Sterling withhold shares of Common Stock issuable upon exercise of the Anchor Investor Warrant equal in value to the aggregate exercise price as to which the Anchor Investor Warrant is so exercised based on the market price of the Common Stock on the trading day immediately prior to the date on which the Anchor Investor Warrant and the notice of exercise are delivered to Sterling.

Upon exercise of the Anchor Investor Warrants, certificates for Common Stock will be issued in such name or names as the exercising warrantholder may designate and will be delivered to such named person or persons within a reasonable time, not to exceed 3 business days after the date on which the Anchor Investor Warrant has been duly exercised in accordance with the terms of the Anchor Investor Warrants. We have agreed that the shares of Common Stock so issued will be deemed to have been issued to the warrantholder as of the close of business on the date on which the Anchor Investor Warrant and payment of the exercise price are delivered to us in accordance with the terms of the Anchor Investor Warrant, notwithstanding that the stock transfer books of ours may then be closed or certificates representing such shares may not be actually delivered on such date. We will not issue fractional shares upon any exercise of the Anchor Investor Warrants. Instead, the exercising warrantholder will be entitled to a cash payment equal to the market price, as defined below, of our Common Stock less the pro-rated exercise price for such fractional share. We will at all times reserve the aggregate number of shares of Common Stock for which the Anchor Investor Warrants may be exercised.

Issuance of any shares of Common Stock deliverable upon the exercise of the Anchor Investor Warrants will be made without charge to the holder of the Anchor Investor Warrant for any issue or transfer tax or other incidental expense in respect of the issuance of those shares, all of which taxes and expenses shall be paid by Sterling.

If the warrantholder does not exercise the Anchor Investor Warrant in its entirety, the warrantholder will be entitled to receive from Sterling within a reasonable time, and in any event not exceeding three business days, as defined in the Anchor Investor Warrants, a new warrant in substantially identical form for purchase of that number of shares of Common Stock equal to the difference between the number of shares of Common Stock subject to the Anchor Investor Warrants held by the warrantholder and the number of shares of Common Stock as to which the Anchor Investor Warrant is so exercised.

Rights as a Shareholder

The holder of the Anchor Investor Warrant has no voting rights or other rights as a shareholder until (and then only to the extent) that the Anchor Investor Warrant has been exercised.

Transferability

Subject to compliance with applicable securities laws and the transfer restrictions printed on the face of the warrant, the holder of an Anchor Investor Warrant is permitted to transfer, sell, assign or otherwise dispose of all or a portion of the Anchor Investor Warrant at any time.

Adjustments to the Anchor Investor Warrants

The exercise price and the number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrants shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Adjustments to the Anchor Investor Warrants section so as to result in duplication; provided, further, that, notwithstanding any provision of the Anchor Investor Warrants to the contrary, any adjustment shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any holder of the Anchor Investor Warrant and its affiliates, collectively, being in violation of the ownership limit (excluding for purposes of this calculation any reduction in the percentage of voting securities or other capital stock of Sterling such holder of the Anchor Investor Warrant and its affiliates so owns, controls or has the power to vote resulting from transfers by the Anchor Investors and its affiliates of securities purchased by the Anchor Investors pursuant to the Anchor Investment Agreements) or any other applicable law, regulation or rule of any governmental authority or self-regulatory organization. Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall be postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso.

Common Stock Issued at Less than the Applicable Price. (i) if Sterling issues or sells, or agrees to issue or sell, any Common Stock or other securities that are convertible into or exchangeable or exercisable for or otherwise linked to Common Stock, other than excluded stock, for consideration per share less than the applicable price then the exercise price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced based on the following formula:

EP1 = EP0 x	(OS 0 + C)
OS1

where,

EP0	=	the exercise price in effect immediately prior to the record date for the issuance or sale at less than the applicable price;

EP1	=	the exercise price in effect immediately after the record date for such issuance or sale at less than the applicable price;

OS0	=	the number of shares of Common Stock outstanding (including shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant) immediately prior to such issuance or sale;

OS1	=	the new number of shares of Common Stock outstanding (including shares of Common Stock issuable upon exercise of the Anchor Investor Warrant) immediately after such issuance or sale; and

C	=	the number of shares of Common Stock which the aggregate consideration received by Sterling for the total number of such additional shares of Common Stock so issued or sold would purchase at the applicable price, as defined in the Anchor Investor Warrants.

The number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrants shall be increased based on the following formula:

OS1 =	OS 0 x EP0
EP1

where,

OS0	=	the number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant immediately prior to such issuance or sale;

OS1	=	the new number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant after such issuance or sale;

EP0	=	the exercise price in effect immediately prior to the record date for the issuance or sale at less than the applicable price; and

EP1	=	the exercise price in effect immediately after the record date for the issuance or sale at less than the applicable price.

For the avoidance of doubt, no increase in the exercise price or reduction in the number of shares issuable upon exercise of the Anchor Investor Warrants shall be made pursuant to clause (i) of this section entitled Common Stock Issued at Less than the Applicable Price.

(ii) For the purposes of any adjustment of the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants under this section, the following provisions shall be applicable:

(1) in the case of the issuance or sale of equity or equity-linked securities for cash, the amount of the consideration received by Sterling shall be deemed to be the amount of the gross cash proceeds received by Sterling for such securities before deducting therefrom any discounts or commissions allowed, paid or incurred by Sterling for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) in the case of the issuance or sale of equity or equity-linked securities (otherwise than upon the conversion of shares of capital stock or other securities of Sterling) for a consideration in whole or in part other than cash, including securities acquired in exchange therefore (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value, before deducting therefrom any discounts or commissions allowed, paid or incurred by Sterling for any underwriting or otherwise in connection with the issuance and sale thereof;

(3) in the case of the issuance of (i) options, warrants or other rights to purchase or acquire equity or equity-linked securities (whether or not at the time exercisable) or (ii) securities by their terms convertible into or exchangeable for equity or equity-linked securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(a) the aggregate maximum number of shares of securities deliverable upon exercise of such options, warrants or other rights to purchase or acquire equity or equity-linked securities shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in this section entitled Common Stock Issued at Less than the Applicable Price), if any, received by Sterling upon the issuance or sale of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the equity or equity-linked securities covered thereby.

(b) the aggregate maximum number of shares of equity or equity-linked securities deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by Sterling for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in this section entitled Common Stock Issued at Less than the Applicable Price), if any, to be received by Sterling upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(c) on any change in the number of shares of equity or equity-linked securities deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by Sterling upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants as then in effect shall forthwith be readjusted to such exercise price and number of shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change.

(d) if the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants shall have been adjusted upon the issuance or sale or any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations. If we declare a dividend or make a distribution on our Common Stock in shares of Common Stock, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of shares issuable upon exercise of the Anchor Investor Warrants at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such warrantholder would have owned or been entitled to receive after such date had the Anchor Investor Warrants been exercised immediately prior to such date. In such event, the exercise price will be adjusted based on the following formula:

EP1 =	EP 0 x OS0
OS1

where,

EP0 =	the exercise price in effect immediately prior to the record or effective date for the dividend, distribution, subdivision, combination or reclassification, as the case may be;

EP1 =	the exercise price in effect immediately after the record or effective date for such dividend, distribution, subdivision, combination or reclassification, as the case may be;

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant before such adjustment; and

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant after such adjustment.

Adjustments in Connection with Other Distributions. If we fix a record date for the making of a distribution to all holders of shares of our Common Stock, of shares of any class other than our Common Stock, of evidence of indebtedness of Sterling or our subsidiaries, of assets or cash (excluding the amount of Ordinary Cash Dividends, and dividends or distributions referred to above in the section entitled Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations), or of rights or warrants (other than in connection with the adoption of a shareholder rights plan), in each such case, the exercise price in effect prior to such record date will be reduced based on the following formula:

EP1 =	OS0 x EP0 – FMV
OS0

where,

EP0 =	the exercise price in effect on such record date;

EP1 =	the exercise price in effect immediately after the record date for such distribution of securities, evidences of indebtedness, assets, cash, rights or warrants;

OS0 =	the number of shares of Common Stock outstanding on such record date; and

FMV =	the fair market value of shares of Common Stock, evidences of indebtedness, assets, cash, rights or warrants to be so distributed.

The number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrants shall be increased based on the following formula:

OS1 =	OS 0 x EP0
EP1

where,

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant immediately prior to such distribution;

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant after such distribution;

EP0 =	the exercise price in effect immediately prior to the record date for the distribution of securities, evidences of indebtedness, assets, cash, rights or warrants; and

EP1 =	the exercise price in effect immediately after the record date for such distribution of securities, evidences of indebtedness, assets, cash, rights or warrants.

In the event that such distribution is not so made, the exercise price and the number of shares issuable upon exercise of the Anchor Investor Warrants then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, cash, rights or warrants, as the case may be, to the exercise price that would then be in effect and the number of shares that would then be issuable upon exercise of the Anchor Investor Warrants if such record date had not been fixed.

Adjustments in Connection with Certain Repurchases of Common Stock. A “pro rata repurchase” is defined as any purchase of shares of our Common Stock by Sterling or an affiliate of ours pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or any other offer available to substantially all holders of our Common Stock, in each case whether for cash, shares of our capital stock, our other securities, evidences of indebtedness or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of our subsidiaries), or any combination thereof, effected while the Anchor Investor Warrant is outstanding, provided, however, that “pro rata repurchase” shall not include any purchase of shares by us or an affiliate made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. If we effect a pro rata repurchase of our Common Stock, then the exercise price will be reduced based on the following formula:

EP1 = EP0 x	(OS 0 x MP0) – PP
(OS0 – OS1 ) x MP0

where,

EP0 =	the exercise price in effect immediately prior to the effective date of the pro rata repurchase;

EP1 =	the exercise price in effect immediately after the effective date of the pro rata repurchase;

OS0 =	the number of shares of Common Stock outstanding immediately prior to such pro rata repurchase;

OS1 =	the number of shares of Common Stock so repurchased;

MP0 =	the market price per share of Common Stock on the trading day immediately preceding the first public announcement by Sterling or any of its affiliates of the intent to effect the pro rata repurchase; and

PP =	the aggregate purchase price of the pro rata repurchase.

The number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant will be increased based on the following formula:

OS1 =	OS 0 x EP0
EP1

where,

OS0 =	the number of shares of Common Stock issuable upon the exercise of the Anchor Investor Warrant before such adjustment;

OS1 =	the new number of shares of Common Stock issuable upon exercise of the Anchor Investor Warrant after such adjustment;

EP0 =	the exercise price in effect immediately prior to the effective date of the pro rata repurchase; and

EP1 =	the exercise price in effect immediately after the effective date of the pro rata repurchase.

The “effective date” of a pro rata repurchase means (a) the date of acceptance of shares for purchase or exchange by us under any tender offer or exchange offer that is a pro rata repurchase or (b) the date of purchase of any pro rata repurchase that is not a tender offer or an exchange offer.

Adjustments in Connection with Business Combinations. In the case of any business combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to above in the section entitled Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations) any shares issued or issuable upon exercise of the Anchor Investor Warrants after the date of such business combination or reclassification shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such business combination or reclassification) upon exercise of the Anchor Investor Warrants immediately prior to the consummation of such business combination or reclassification would have been entitled upon consummation of such business combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of the Anchor Investor Warrants. In determining the kind and amount of stock, securities or the property receivable upon consummation of such business combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such business combination, then the warrantholder shall have the right to make a similar election upon exercise of the Anchor Investor Warrants with respect to the number of shares of stock or other securities or property which the warrantholder will receive upon exercise of the Anchor Investor Warrants.

All such adjustments will be made to the nearest one-tenth (1/10th) of a cent. No adjustment in the exercise price or the number of shares into which the Anchor Investor Warrants are exercisable shall be made if the amount of such adjustment would be less than $0.01, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or more.

Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Adjustments to Anchor Investor Warrants section shall require that an adjustment shall become effective immediately after a record date for an event, Sterling may defer until the occurrence of such event (i) issuing to the holder of the Anchor Investor Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that Sterling upon request shall deliver to such warrantholder a due bill or other appropriate instrument evidencing such warrantholder’s right to receive such additional shares, and such case, upon the occurrence of the event requiring such adjustment.

Adjustment for Unspecified Actions. If Sterling takes any action affecting the Common Stock, other than action described in this Adjustments to Anchor Investor Warrants section, which in the reasonable judgment of the Board of Directors would adversely affect the exercise rights of the warrantholder, the exercise price for the Anchor Investor Warrants and/or the number of shares received upon exercise of the Anchor Investor Warrants shall be adjusted for the warrantholder’s benefit (the “Adjustment”), to the extent permitted by law, in such manner, and at such time, as the Board of Directors after consultation with the warrantholder shall reasonably determine to be equitable in the circumstances. In the event that an Adjustment or the Board of Director’s failure to make an Adjustment is disputed (each, a “Disputed Adjustment Matter”), such Disputed Adjustment Matter shall be resolved through the appraisal procedure mutatis mutandis, as defined in the Anchor Investor Warrants.

For purposes of these adjustment provisions:

“ordinary cash dividends” means the portion, if any, of any cash dividend that (i) is made out of surplus or net profits legally available therefore (determined in accordance with generally accepted accounting principles, consistently applied) and (ii) (a) prior to August 26, 2015, does not exceed $4,500,000 per quarter in the aggregate, and (b) on or after August 26, 2015, does not exceed 20% of Sterling’s quarterly net income, as defined in the Anchor Investor Warrants, per quarter in the aggregate.

“market price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sales price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ on any date of determination, the closing price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, of if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital tock or equity interest) in the over-the-counter market as reported by the Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by Sterling for this purpose.

Amendment

The Anchor Investor Warrants may be amended and the observance of any term of the Anchor Investor Warrants may be waived only, in the case of an amendment, with the written consent of Sterling and the warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

Governing Law

The Anchor Investor Warrants shall constitute a contract under the laws of the State of New York and for all purposes shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state. The Anchor Investor Warrants shall be binding upon any successors or assigns of Sterling’s.

Treasury Warrant

Common Stock Subject to the Treasury Warrant

The Treasury Warrant is initially exercisable for 97,541 shares of Common Stock. The Treasury Warrant is transferable in single share increments. The number of shares deliverable upon the exercise of the Treasury Warrant is subject to further adjustment described below in the section entitled “—Adjustments to the Treasury Warrant.”

Exercise of the Treasury Warrant

The initial exercise price, subject to adjustment, applicable to the Treasury Warrant is $13.20 per share of Common Stock. The Treasury Warrant may be exercised in whole or in part at any time, and from time to time, on or before 5:00 p.m., New York City time, on August 26, 2020, by the surrender of the Treasury Warrant and the notice of exercise, in substantially the form set forth in Annex A to the Treasury Warrant, duly completed and executed on behalf of the holder, at Sterling’s principal executive office, and the payment of the exercise price for the shares of Common Stock for which the Treasury Warrant is being exercised. The exercise price may be paid by having Sterling withhold, from the shares of Common Stock that would otherwise be delivered to the holder upon such exercise, a number of shares of Common Stock equal to the value of the aggregate exercise price of the warrants so exercised determined by reference to the market price of our Common Stock on the trading day on which the Treasury Warrant is exercised and the notice is delivered to Sterling. Alternatively, the exercise price may be paid by tendering in cash, by certified or cashier’s check payable to the order of Sterling, or by wire transfer of immediately available funds to an account designated by Sterling, if both Sterling and the holder of the warrant consent thereto.

Upon exercise of the Treasury Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the holder of the Treasury Warrant. Shares issued upon exercise of the Treasury Warrant will be issued in the name or names designated by the exercising warrantholder and will be delivered to such named person or persons within a reasonable time, not to exceed three business days after the date on which the Treasury Warrant has been duly exercised in accordance with the terms of the Treasury Warrant. The shares so issued will be deemed to have been issued to the warrantholder as of the close of business on the date on which the Treasury Warrant and payment of the exercise price are delivered to us in accordance with the terms of the Treasury Warrant, notwithstanding that the stock transfer books of Sterling may then be closed or certificates representing such shares may not be actually delivered on such date. We will not issue fractional shares upon any exercise of the Treasury Warrant. Instead, the holder of the Treasury Warrant will be entitled to a cash payment equal to the market price of our Common Stock on the last trading day preceding the date of exercise less the pro-rated exercise price for such fractional share. We will at all times reserve the aggregate number of shares of our Common Stock for which the Treasury Warrant may be exercised.

Issuance of any shares of Common Stock deliverable upon the exercise of the Treasury Warrant will be made without charge to the holder of the Treasury Warrant for any issue or transfer tax or other incidental expense in respect of the issuance of those shares, all of which taxes and expenses shall be paid by Sterling.

If the warrantholder does not exercise the Treasury Warrant in its entirety, the warrantholder will be entitled to receive from Sterling within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of shares of Common Stock equal to the difference between the number of shares of Common Stock subject to the Treasury Warrant held by the warrantholder and the number of shares of Common Stock as to which the Treasury Warrant is so exercised. Notwithstanding anything in the Treasury Warrant to the contrary, the warrantholder has agreed that its exercise of the Treasury Warrant for Common Stock is subject to the condition that the warrantholder will have first received any applicable regulatory approvals as specified in the Treasury Warrant.

Rights as a Shareholder

The holder of the Treasury Warrant has no voting rights or other rights as a shareholder, including any voting rights and rights to dividend payments, until (and then only to the extent) the Treasury Warrant has been exercised.

Transferability

Subject to compliance with applicable securities laws, the holder of the Treasury Warrant is permitted to transfer, sell, assign or otherwise dispose of all or a portion of the Treasury Warrant at any time.

Adjustments to the Treasury Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations. If we declare and pay a dividend or make a distribution on our Common Stock in shares of our Common Stock, subdivide or reclassify the outstanding shares of our Common Stock into a greater number of shares, or combine or reclassify the outstanding shares of our Common Stock into a smaller number of shares, the number of shares issuable upon exercise of the Treasury Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that the holder of the Treasury Warrant after such date will be entitled to purchase the number of shares of our Common Stock that the holder would have owned or been entitled to receive in respect of the number of Treasury Warrant shares had such Treasury Warrant been exercised immediately prior to such date. The exercise price will be adjusted based on the following formula:

EP1 =	EP 0 x OS0
OS1

where,

EP0	=	the exercise price in effect immediately prior to the record or effective date for the dividend, distribution, subdivision, combination or reclassification, as the case may be;

EP1	=	the exercise price in effect immediately after the record or effective date for such dividend, distribution, subdivision, combination or reclassification, as the case may be;

OS0	=	the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant before such adjustment; and

OS1	=	the new number of shares of Common Stock issuable upon exercise of the Treasury Warrant after such adjustment.

Adjustments in Connection with Certain Issuances of Common Stock or Convertible Securities. Until the earlier of August 26, 2013 and the date on which the Treasury no longer holds the Treasury Warrant, or any portion thereof, if we issue any shares of Common

Stock (or securities convertible or exercisable into Common Stock) without consideration or for less than the then applicable exercise price (other than in certain permitted transactions described below), then the exercise price will be adjusted to equal the consideration per share of Common Stock received by Sterling in connection with such issuance, and the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant immediately prior to the date of such issuance will be increased based on the following formula:

OS1 = OS0 x	EP 0
CPS

where,

OS0	=	the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant immediately prior to such issuance of additional securities;

OS1	=	the new number of shares of Common Stock issuable upon exercise of the Treasury Warrant after such issuance;

EP0	=	the exercise price in effect immediately prior to such issuance of additional securities; and

CPS	=	the consideration per share of Common Stock received by Sterling in connection with such issuance.

Permitted transactions mean issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets at fair market value;

•	in connection with employee benefit plans and compensation-related arrangements in the ordinary course of business and consistent with past practice approved by our Board of Directors;

•

in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder, on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of August 26, 2010.

Adjustments in Connection with Other Distributions. If we fix a record date for making a distribution to all holders of our Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding ordinary cash dividends (as defined below) and dividends of our Common Stock and other dividends or distributions referred to above under the section entitled “—Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations” above), the exercise price in effect prior to such record date will be reduced based on the following formula:

EP1 = EP0 x	MP0 – FMV
MP0

where,

EP0	=	the exercise price in effect immediately prior to the record date for the distribution of securities, evidences of indebtedness, assets, cash, rights or warrants;

EP1	=	the exercise price in effect immediately after the record date for such distribution of securities, evidences of indebtedness, assets, cash, rights or warrants;

MP0	=	the market price of our Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution; and

FMV	=	the amount of cash and/or the fair market value (as determined in good faith by our Board of Directors) of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock.

The number of shares of Common Stock issuable upon exercise of the Treasury Warrant will be increased based on the following formula:

OS1 =	OS 0 x EP0
EP1

where,

OS0		the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant immediately prior to such distribution;

OS1	=	the new number of shares of Common Stock issuable upon exercise of the Treasury Warrant after such distribution;

EP0	=	the exercise price in effect immediately prior to the record date for the distribution of securities, evidences of indebtedness, assets, cash, rights or warrants; and

EP1	=	the exercise price in effect immediately after the close of business on the record date for such distribution of securities, evidences of indebtedness, assets, cash, rights or warrants.

In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the per share fair market value would be reduced only by the per share amount of the portion of the cash dividend that would constitute an ordinary cash dividend. If, after the declaration of any such record date, the related distribution is not made, the exercise price and the number of Treasury Warrant shares then in effect will be readjusted, effective as of the date when our Board of Directors determines not to make such distribution, to the exercise price and the number of Treasury Warrant shares that would then be in effect if such record date had not been fixed.

Adjustments in Connection with Certain Repurchases of Common Stock. A “pro rata repurchase” is defined as any purchase of shares of our Common Stock by us or an affiliate of ours pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder, or any other offer available to substantially all holders of our Common Stock. If we effect a pro rata repurchase of our Common Stock, then the exercise price will be reduced based on the following formula:

EP1 = EP0 x	(OS0 x MP0) – PP
(OS0 – OS1 ) x MP0

where,

EP0	=	the exercise price in effect immediately prior to the effective date of the pro rata repurchase;

EP1	=	the exercise price in effect immediately after the effective date of the pro rata repurchase;

OS0	=	the number of shares of Common Stock outstanding immediately prior to such pro rata repurchase;

OS1	=	the number of shares of Common Stock so repurchased;

MP0	=	the market price per share of Common Stock on the trading day immediately preceding the first public announcement by Sterling or any of its affiliates of the intent to effect the pro rata repurchase; and

PP	=	the aggregate purchase price of the pro rata repurchase.

The number of shares issuable upon exercise of the Treasury Warrant will be increased based on the following formula:

OS1 =	OS 0 x EP0
EP1

where,

OS0	=	the number of shares of Common Stock issuable upon the exercise of the Treasury Warrant before such adjustment;

OS1	=	the new number of shares of Common Stock issuable upon exercise of the Treasury Warrant after such adjustment;

EP0	=	the exercise price in effect immediately prior to the effective date of the pro rata repurchase; and

EP1	=	the exercise price in effect immediately after the effective date of the pro rata repurchase.

For the avoidance of doubt, no increase to the exercise price or decrease in the number of shares of Common Stock issuable upon exercise of the Treasury Warrant shall be made pursuant to this adjustment provision.

The “effective date” of a pro rata repurchase means (a) the date of acceptance of shares for purchase or exchange by us under any tender offer or exchange offer that is a pro rata purchase or (b) the date of purchase of any pro rata purchase that is not a tender offer or an exchange offer.

Adjustments in Connection with Business Combinations. In the event of any business combination or a reclassification of our Common Stock (other than a reclassification referenced above under the section entitled “— Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications or Combinations”), a warrantholder’s right to receive shares of our Common Stock upon exercise of the Treasury Warrant will be converted into the right to exercise the Treasury Warrant to acquire the number of shares of stock or other securities or property (including cash) which our Common Stock issuable (at the time of such business combination or reclassification) upon exercise of the Treasury Warrant immediately prior to such business combination or reclassification would have been entitled to receive upon consummation of such business combination or reclassification. In determining the kind and amount of stock, securities or the property receivable upon exercise of the Treasury Warrant following the consummation of such business combination, if the holders of our Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such business combination, then the consideration that a warrantholder will be entitled to receive upon exercise will be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of our Common Stock that affirmatively make an election (or of all such holders if none make an election).

If more than one adjustment provision applies to a single event, the adjustment provision that produces the largest adjustment with respect to such event will be applied, and no single event will cause an adjustment under more than one adjustment provision so as to result in duplication. All such adjustments will be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the exercise price or the number of shares issuable upon exercise of the Treasury Warrant will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of our Common Stock, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or 1/10th of a share of our Common Stock, or more, or on exercise of a warrant if that occurs earlier.

In any case in which the provisions of the Treasury Warrant require that an adjustment will become effective immediately after a record date for an event, we may defer until the occurrence of such event (i) issuing to the holder of the Treasury Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that upon request, we shall deliver to such warrantholder a due bill or other appropriate instrument evidencing such warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

For so long as the original warrantholder holds the Treasury Warrant or any portion thereof, if any event occurs as to which the provisions of the Treasury Warrant are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of our Board of Directors, fairly and adequately protect the purchase rights of the Treasury Warrant in accordance with the essential intent and principles of such provisions, then our Board of Directors is required to make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of our Board of Directors, to protect such purchase rights. The exercise price or the number of shares into which the Treasury Warrant is exercisable shall not be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of Sterling.

For purposes of these adjustment provisions:

“ordinary cash dividends” means a regular quarterly cash dividend on shares of our Common Stock out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles in effect from time to time). Ordinary cash dividends will not include any cash dividends paid subsequent to August 26, 2010 to the extent the aggregate per share dividends paid on our outstanding Common Stock in any quarter exceed $6.60 per quarter, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“market price” means, with respect to the Common Stock, on any given date, the average volume-weighted average trading price of a share of Common Stock as reported by Bloomberg L.P. for the five consecutive trading day period ending on the trading day immediately preceding such given date. “Market price” shall be determined without reference to after hours or extended hours trading. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required under the Treasury Warrant, the market price per share of Common Stock shall be deemed to be (i) in the event that any portion of the Treasury Warrant is held by the original warrantholder, the fair market value per share of the Common Stock as determined in good faith by the original warrantholder or (ii) in all other circumstances the fair market value per share of the Common Stock as determined in good faith by our Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by us for this purpose. For the purposes of determining the market price of our Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day will be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day will end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the market price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the market price would be determined by reference to such 4:00 p.m. closing price).

Amendment

The Treasury Warrant may be amended and the observance of any material term of the Treasury Warrant may be waived with the consent of Sterling and the holder of the Treasury Warrant.

Governing Law

The Treasury Warrant will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York.

DIVIDEND POLICY

Sterling’s ability to pay cash dividends is largely dependent on the dividends it receives from Sterling Savings Bank. Dividends paid by our banking subsidiary provide substantially all of Sterling’s cash flow. The payment of future cash dividends on our Common Stock is at the discretion of our board and subject to a number of factors. Our board’s dividend policy is to review Sterling’s financial performance, capital adequacy, regulatory compliance and cash resources on a quarterly basis, and, if such review is favorable, to declare and pay a cash dividend to shareholders.

The Washington Business Corporation Act (the “WBCA”), applicable to Sterling, allows a Washington corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the Board of Directors: (a) the corporation would be able to pay its debts as they become due in the usual course of business; and (b) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the Articles of Incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under the Washington banking laws and the FDICIA, Sterling Savings Bank is subject to restrictions on the payment of dividends to Sterling. A bank may not pay dividends if that payment would reduce the amount of its capital below the amount necessary to meet minimum applicable regulatory capital requirements. In addition, under Washington law, the amount of the dividend paid by Sterling Savings Bank may not be an amount greater than its retained earnings without the approval from the director of the WDFI.

Federal bank regulatory agencies have the authority to prohibit Sterling Savings Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending on Sterling Savings Bank’s financial condition, could be deemed an unsafe or unsound practice. Pursuant to the Reserve Bank Agreement, Sterling is prohibited from paying any dividends without the prior written approval of the Reserve Bank. Sterling is also prohibited from directly or indirectly taking dividends, or any other form of payment that would represent a reduction in capital from Sterling Savings Bank, without the prior written approval of the Reserve Bank. Pursuant to the SSB MOU, Sterling Savings Bank is prohibited from paying dividends without the prior written consent of the FDIC and the WDFI. The ability of Sterling Savings Bank to pay dividends in the future will continue to be influenced by bank regulatory policies and capital guidelines.

For a number of years, Sterling paid cash dividends on a quarterly basis. However, in January 2009, our Board of Directors suspended the payment of common dividends. In August 2009, we began deferring payments on our outstanding trust preferred securities and suspended cash dividend payments on the then-outstanding Series A Preferred Stock, which was issued to the U.S. Treasury under TARP. Sterling currently is still in deferral on its trust preferred securities. As a result of the Recapitalization, however, Sterling no longer has Series A Preferred Stock outstanding and is not obligated to make cash dividend payments on Series A Preferred Stock.

Under the terms of our junior subordinated notes and the trust documents relating to our trust preferred securities, we are allowed to defer payments of interest for up to 20 consecutive quarterly periods without default. During the deferral period, however, Sterling generally may not pay cash dividends on or repurchase Common Stock or preferred stock until all accrued interest payments are paid and regularly scheduled interest payments are resumed.

The Exchange Agreement contains limitations on our ability to pay dividends. Until the earlier of December 5, 2011, or such time as the Treasury ceases to own any debt or equity securities acquired pursuant to the Exchange Agreement or the Treasury Warrant, we may not, without the consent of Treasury, declare or pay any dividend or make any distribution on our Common Stock (except (i) quarterly cash dividends not in excess of the last quarterly cash dividend we paid prior to October 14, 2008, (ii) dividends payable solely in shares of Common Stock or (iii)  dividends or distributions in connection with our Rights Plan).

TRANSFER RESTRICTIONS AND RIGHTS PLAN

We and certain of our subsidiaries have generated considerable going-forward tax benefits, including net operating loss carry-forwards and certain built-in losses (together, our “Tax Losses”). Our ability to use these net operating loss carry-forwards and built-in losses to offset future taxable income will be limited if we experience an “ownership change” as defined in Section 382 of the Code. See “Risk Factors – Our ability to use our deferred tax assets may be materially impaired” above.

As further described below, in order to reduce the likelihood that future transactions in our stock will result in an ownership change, we have imposed certain restrictions on the purchase of and ability to transact in the Securities. Specifically:

•	the Securities are subject to the Section 382 Transfer Restrictions, as described below;

•	we have adopted the Rights Plan, as described below; and

•	our Restated Articles of Incorporation, as amended, contain restrictions substantially identical to the Section 382 Transfer Restrictions on other holders of our Common Stock.

Section 382 Transfer Restrictions

On December 7, 2010, our shareholders approved an amendment to our Articles of Incorporation (“Section 382 Articles Amendment”). The Section 382 Articles Amendment imposed the restrictions discussed below on other holders of our Common Stock, to the maximum extent permitted under the WBCA. The Section 382 Articles Amendment is designed to prevent certain transfers of our Stock, as defined below, that could result in an ownership change under Section 382 and, therefore, materially inhibit our ability to use our Tax Losses to reduce our future income tax liability.

The purpose of the Section 382 Articles Amendment is to protect our accumulated Tax Losses by limiting direct or indirect transfers of our Stock and certain other securities, that could increase the percentage of stock that is treated as being owned by Five-Percent Shareholders. The Section 382 Articles Amendment includes a mechanism to block the impact of such transfers while allowing non-Five-Percent Shareholders to sell their shares into the market and providing a mechanism for would-be purchasers to receive their money back in respect of prohibited transfers. For this purpose, a “Five-Percent Shareholder” is generally a person or group of persons treated as owning, for relevant tax purposes, five percent (5%) of our outstanding stock, including our Common Stock, certain preferred stock, warrants and other of our securities, along with certain options and other derivatives (together, our “Stock”).

All of our Securities, even those Securities not subject to the transfer restrictions created by the 382 Articles Amendment (“Section 382 Transfer Restrictions”), are subject to the Rights Plan described below.

Description of Section 382 Articles Amendment

The following description of the Section 382 Articles Amendment is qualified in its entirety by reference to the full text of the Section 382 Articles Amendment. Please read the Section 382 Articles Amendment in its entirety as the discussion below is only a summary.

Prohibited Transfers. The Section 382 Articles Amendment generally is designed to restrict any direct or indirect transfer (such as transfers of our Stock that result from the transfer of interests in other entities that own our Stock) if the effect would be to:

•	increase the direct or indirect ownership of our Stock by any Person (as defined below) from less than 4.95 percent to 4.95 percent or more of our Stock; or

•	increase the percentage of our Stock owned directly or indirectly by a Person owning or deemed to own 4.95 percent or more of our Stock.

Subject to the exceptions described below, any transfer by a Five-Percent Shareholder is also prohibited. “Person” means any individual, firm, corporation or other legal entity, including persons treated as a single entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Prohibited transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our Stock would exceed the 4.95 percent thresholds discussed above, or to Persons whose direct or indirect ownership of our Stock would by attribution cause another Person to exceed such threshold. Complicated ownership rules prescribed by the Code (and regulations promulgated thereunder), as modified by the Section 382 Articles Amendment, will apply in determining whether a Person is a 4.95 percent shareholder under the Section 382 Articles Amendment. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our Stock owned directly or indirectly by the public group and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of our Stock owned by, any shareholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our Stock. The Section 382 Articles Amendment includes the right to require a proposed transferee, as a condition to registration of a transfer of our Stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our Stock.

These transfer restrictions may result in the delay or refusal of certain requested transfers of our Stock, or prohibit ownership (thus requiring dispositions) of our Stock due to a change in the relationship between two or more persons or entities or to a transfer of an interest in an entity other than us that, directly or indirectly, owns our Stock. The transfer restrictions also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) with respect to our Stock to the extent that, in certain circumstances, the creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers. Under the Section 382 Articles Amendment, any direct or indirect transfer attempted in violation of the Section 382 Articles Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of our Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Section 382 Articles Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Stock, or in the case of options, receiving our Stock in respect of their exercise. Our Stock purportedly acquired in violation of the Section 382 Articles Amendment is referred to as “prohibited shares.”

In addition to a prohibited transfer being void as of the date it is attempted, upon demand, the purported transferee must transfer the prohibited shares to our agent along with any dividends or other distributions paid with respect to such prohibited shares. Our agent is required to sell such prohibited shares in an arm’s-length transaction (or series of transactions) that would not constitute a violation under the Section 382 Articles Amendment. The net proceeds of the sale, together with any other distributions with respect to such prohibited shares received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the prohibited shares on the date of the prohibited transfer) incurred by the purported transferee to acquire such prohibited shares, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the prohibited shares are sold by the purported transferee, such person will be treated as having sold the prohibited shares on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

Modification and Waiver of Transfer Restrictions. The Board of Directors will have the discretion to approve a transfer of our Stock that would otherwise violate the transfer restrictions if it determines that the transfer is in our and our shareholders’ best interests. If the Board of Directors decides to permit such a transfer, that transfer or later transfers may result in an ownership change that could limit our use of our Tax Losses. In deciding whether to grant a waiver, the Board of Directors may seek the advice of counsel and tax experts with respect to the preservation of our federal tax attributes pursuant to Section 382. In addition, the Board of Directors may request relevant information from the acquirer and/or selling party in order to determine compliance with the Section 382 Articles Amendment or the status of our federal income tax benefits, including (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in a limitation on the use of the Tax Losses under Section 382. If the Board of Directors decides to grant a waiver, it may impose conditions on the acquirer or selling party.

The Board of Directors may establish, modify, amend or rescind bylaws, regulations and procedures for purposes of determining whether any transfer of Stock would jeopardize our ability to use our Tax Losses.

Other Exceptions. Notwithstanding the restrictions described above, the Section 382 Articles Amendment provides that the Anchor Investors may transfer Stock in certain circumstances, including the disposition of Stock to persons who do not otherwise own Stock or who would not be treated as owning 4.95 percent or more of our Stock as a result of such transfer. Furthermore, the Section 382 Amendment permits a Person to acquire stock pursuant to a merger, tender offer or other transaction pursuant to which such Person will own at least a majority of the outstanding Stock and in which all shareholders are offered the same opportunity to receive cash, stock or other consideration.

Implementation and Expiration of the Section 382 Articles Amendment

We intend to enforce the restrictions in the Section 382 Articles Amendment to preserve the future use of our Tax Losses. We also include a legend reflecting the transfer restrictions included in the Section 382 Articles Amendment on certificates representing newly issued or transferred shares, to disclose such restrictions to persons holding our Stock in uncertificated form and to disclose such restrictions to the public generally.

The Section 382 Articles Amendment expires on August 27, 2013, unless extended by the Board of Directors at its discretion. The Board of Directors may, but is not required to, at any time prior to the expiration date, waive Section 382 Articles Amendment in respect of one or more classes of transfers or in respect of all transfers if the Board of Directors determines that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Losses or that the benefits to our shareholders as a whole of so waiving the provisions hereof are sufficient to permit such waiver.

Effectiveness and Enforceability

Although the Section 382 Articles Amendment is intended to reduce the likelihood of an ownership change, we cannot eliminate the possibility that an ownership change will occur given that:

•	The Board of Directors can permit a transfer to an acquirer that results or contributes to an ownership change if it determines that such transfer is in our and our shareholders’ best interests.

•

A court could find that part or all of the Section 382 Articles Amendment is not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Washington, our jurisdiction of incorporation, a corporation is allowed to impose transfer restrictions for reasonable purposes, provided the type of restriction is not manifestly unreasonable. We have determined that the Section 382 Articles Amendment is a reasonable restriction with a reasonable purpose, as it allows us to prevent an ownership change and the loss of our ability to use our Tax Losses. Washington law provides that transfer restrictions with respect to shares of our Stock issued prior to the effectiveness of the restrictions will be effective against (i) shareholders with respect to shares that were voted in favor of the Section 382 Articles Amendment and (ii) purported transferees of shares that were voted for the Section 382 Articles Amendment if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or, if the shares are uncertificated, the existence is noted on a written statement of information required by Washington law or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). Therefore, shareholders who held our Common Stock prior to the approval of the Section 382 Articles Amendment, and who voted against it, may not be bound by such restrictions. Otherwise the Section 382 Amendment will be deemed to be valid and enforceable against the holder or a transferee of the holder so long as the existence of the restriction is noted conspicuously on the front or back of the certificate or is contained in an information statement provided to holders of uncertificated shares. We intend to cause shares of our Stock issued after the effectiveness of the Section 382 Articles Amendment to be issued with the relevant transfer restriction conspicuously noted on the certificate(s) representing such shares, and therefore under Washington law such newly issued shares will be subject to the transfer restriction. We also intend to make reasonable efforts to have the restrictions conspicuously noted with respect to already issued shares of our Stock and to disclose such restrictions to persons holding our Stock in uncertificated form. For the purpose of determining whether a shareholder is subject to the Section 382 Articles Amendment, we intend to take the position that all shares issued prior to the effectiveness of the Section 382 Articles Amendment that are proposed to be transferred were voted in favor of the Section 382 Articles Amendment, unless the contrary is established. We may also assert that shareholders have waived the right to challenge or otherwise cannot challenge the enforceability of the Section 382 Articles Amendment, unless a shareholder establishes that it did not vote in favor of the Section 382 Articles Amendment. Nonetheless, a court could find that the Section 382 Articles Amendment is unenforceable, either in general or as applied to a particular shareholder or fact situation.

•

Despite the adoption of the Section 382 Articles Amendment, there is still a risk that certain changes in relationships among shareholders or other events could cause an ownership change under Section 382. Accordingly, we cannot determine that an ownership change will not occur even with the Section 382 Articles Amendment. However, the Board of Directors has adopted the Rights Agreement, which is intended to act as a deterrent to any person acquiring more than 4.95 percent of our stock and endangering our ability to use our Tax Losses.

As a result of these and other factors, the Section 382 Articles Amendment serves to reduce, but does not eliminate, the risk that we will undergo an ownership change. All of our Securities, even those Securities not subject to the Section 382 Transfer Restrictions, are subject to the Rights Plan described below.

Rights Plan

On April 14, 2010, we adopted a shareholder Rights Plan, which provides an economic disincentive for any one person or group to become an owner, for relevant tax purposes, of 5 percent or more of our shares (a “Threshold Holder”) and for any existing Threshold Holder to acquire more than a specified amount of additional shares, subject to certain exceptions.

In connection with the Rights Plan, we issued rights on each share of Common Stock outstanding as of April 14, 2010, and we will issue additional rights on each share of Common Stock issued during the term of the plan. The rights will be exercisable by each relevant holder upon certain triggering events, such as any person becoming a Threshold Holder. Holders of rights (other than the Threshold Holder) will receive shares of preferred stock upon exercise or if our Board of Directors decides to exchange the rights. Our Board amended the Rights Plan effective on December 8, 2010 and extended the Rights Plan so that it will expire on the same date as the Section 382 Articles Amendment. For more information on our Rights Plan, see our Form 8-A and Form 8-K, and the related exhibits, filed with the SEC on April 15, 2010 and December 10, 2010.

PLAN OF DISTRIBUTION

We are registering the Common Stock and Warrants covered by this Prospectus to permit selling shareholders to conduct public secondary trading of the Common Stock or Warrants from time to time after the date of this Prospectus. We will not receive any of the proceeds of the sale of the Common Stock or Warrants offered by this Prospectus. We may, however, receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash, but will receive no cash if and to the extent that Warrants are exercised pursuant to the net, or “cashless,” exercise feature of the Warrants. The aggregate proceeds to the selling shareholders from the sale of the Common Stock or Warrants will be the offering price of the Common Stock or Warrants less any discounts and commissions. A selling shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of the Common Stock or Warrants to be made directly or through agents.

The Common Stock or Warrants offered by this Prospectus may be sold from time to time to purchasers:

•	directly by the selling shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling shareholders or the purchasers of the Common Stock or Warrants. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the Common Stock or Warrants may be deemed to be “underwriters” within the meaning of the Securities Act. The selling shareholders identified as or affiliated with registered broker-dealers in the selling shareholders table above (under “Selling Shareholders”) are deemed to be underwriters with respect to securities sold by them pursuant to this Prospectus. As a result, any profits on the sale of the Common Stock or Warrants by such selling shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Common Stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The Warrants may be sold in one or more transactions. The initial public offering price for the Anchor Investor Warrants will be between $2.92 and $4.72 per warrant, and the initial public offering price for the Treasury Warrant will be between $4.49 and $6.39 per warrant.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the Common Stock or Warrants may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	in a public auction;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the Common Stock or Warrants, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the Common Stock or Warrants in the course of hedging their positions;

•	sell the Common Stock or Warrants short and deliver the Common Stock or Warrants to close out short positions;

•	loan or pledge the Common Stock or Warrants to broker-dealers or other financial institutions that in turn may sell the Common Stock or Warrants;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Common Stock or Warrants, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Our Common Stock is listed on NASDAQ under the symbol “STSA.” We do not intend to list the Warrants on any Exchange.

The Company is not aware of any current plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of our securities by the selling shareholders.

There can be no assurance that any selling shareholder will sell any or all of the Common Stock or Warrants under this Prospectus. Further, we cannot determine whether any such selling shareholder will transfer, devise or gift the Common Stock or Warrants by other means not described in this Prospectus. In addition, any Common Stock and Warrants covered by this Prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this Prospectus. The Common Stock and Warrants covered by this Prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this Prospectus. The Common Stock and Warrants may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock and Warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any other person participating in the sale of the Common Stock or Warrants will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Common Stock or Warrants by the selling shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Common Stock or Warrants to engage in market-making activities with respect to the particular security being distributed. This may affect the marketability of the Common Stock or Warrants and the ability of any person or entity to engage in market-making activities with respect to the Common Stock or Warrants.

We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Common Stock or Warrants to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any legal counsel fees (except as described below), underwriting discounts or commissions or transfer taxes relating to the sale of shares of the Common Stock or Warrants. In the case of the Anchor Investors and Treasury, we have also agreed to pay the reasonable fees and expenses of a single legal counsel appointed to represent the Anchor Investors and Treasury, collectively, in connection with any registration of the Common Stock or Warrants. The Private Placement Investors will be required to pay the expenses of their legal counsel in connection with the sale of any Common Stock or Warrants.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

This section describes the material United States federal income and estate tax consequences of acquiring and owning the Warrants and the Common Stock. This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws, such as a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns warrants and/or common stock as part of a straddle or a hedging or conversion transaction for tax purposes, or a U.S. Holder (as defined below) whose functional currency for tax purposes is not the United States dollar. This summary does not discuss non-income taxes (except U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax, or state, local or non-U.S. taxation and assumes that the Common Stock and Warrants are held as capital assets. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities (collectively, “Tax Authorities”). Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the Warrants and/or our Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Warrants and/or our Common Stock, you should consult your tax advisor.

We urge prospective Holders to consult their tax advisors regarding the income and other tax considerations of acquiring, holding and disposing of shares of our Common Stock and the Warrants.

You are a “U.S. Holder” if you are a beneficial owner of a Warrant or Common Stock and you are:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

You are a “Non-U.S. Holder” if you are a beneficial owner of a Warrant or Common Stock and are not a U.S. Holder and are not a partnership or other entity treated as a partnership for United States federal income tax purposes.

Ownership of Warrants

U.S. Holders

Sale of a Warrant. In general, if you are a U.S. Holder of a Warrant, you will recognize gain or loss upon the sale of the Warrant in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in the Warrant. Your initial tax basis in a Warrant will be the purchase price. Gain or loss attributable to the sale of a Warrant will generally be capital gain or loss.

Exercise of the Warrants

Cashless Exercise. The U.S. federal income tax consequences of the exercise of Warrants on a cashless basis as described above under “Description of the Warrants—Anchor Investor Warrants—Exercise of the Anchor Investor Warrants” and “Description of the Warrants—Treasury Warrant—Exercise of the Treasury Warrant” are not entirely clear. Although there is no authority directly on point, we expect that the exercise of the Warrants should be treated as a non-recognition event (except with respect to any cash in lieu of fractional shares), either because (i) the Warrants are treated as options with an exercise price of zero to receive a variable number of shares of our Common Stock or (ii) the exchange of Warrants for stock on a cashless basis is treated as a recapitalization. In either case, if you are a U.S. Holder, your tax basis in the Common Stock received would equal your tax basis in the Warrants, less any amount attributable to any fractional share. If the Warrants are treated as options, the holding period of the Common Stock acquired upon the exercise of a Warrant should commence upon the day following the date the Warrant is exercised (or possibly on the date of exercise). If the exchange of Warrants for stock is treated as a recapitalization, the holding period of Common Stock received upon the exercise of a Warrant will include your holding period of the Warrant. Your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of such fractional share. Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your adjusted federal income tax basis in the Common Stock that is allocable to the fractional shares.

Due to the absence of authority on the United States federal income tax treatment of the exercise of Warrants on a cashless basis, you should consult your tax advisors concerning the possible tax consequences of the cashless exercise of your Warrants.

Cash Exercise. The cash exercise of a Warrant by, or on behalf of, a U.S. Holder will generally not be a taxable transaction for U.S. federal income tax purposes. The basis of Common Shares acquired upon exercise of Warrants will equal the sum of the price paid for the Common Shares and such U.S. Holder’s tax basis in the Warrant exercised. The holding period of the new Common Shares will begin on the day the Warrants are exercised.

Expiration of the Warrants. Upon the expiration of the Warrants, a U.S. Holder will recognize a loss equal to the adjusted tax basis of the Warrants. Such loss will generally be a capital loss and will be a long-term capital loss if the Warrant has been held for more than one year on the date of expiration.

Adjustments under the Warrants. Pursuant to the terms of the Warrants, the exercise price at which the Common Stock may be purchased and/or the number of shares of Common Stock that may be purchased is subject to adjustment from time to time upon the occurrence of certain events. Under section 305 of the Code, a change in conversion ratio or any transaction having a similar effect on the interest of a Warrant holder may be treated as a distribution with respect to any U.S. Holder of Warrants whose proportionate interest in our earnings and profits is increased by such change or transaction. Thus, under certain circumstances that may or may not occur, such an adjustment pursuant to the terms of the Warrants may be treated as a taxable distribution to the Warrant holder to the extent of our current or accumulated earnings and profits, without regard to whether the Warrant holder receives any cash or other property. In particular, an adjustment that occurs as a result of a cash distribution to the holders of our common shares will be treated as such a taxable distribution. In the event of such a taxable distribution, a U.S. Holder’s basis in its Warrants will be increased by an amount equal to the taxable distribution.

The rules with respect to adjustments are complex and U.S. Holders of Warrants should consult their own tax advisors in the event of an adjustment.

Non-U.S. Holders

Sale or Exercise of the Warrants. You generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exercise or other disposition of your Warrants unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•

you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during which you held Warrants, or within the five-year period ending on the date of sale or disposition or your holding period, whichever is shorter, and certain other conditions apply.

We believe we are not, and have never been and we do not anticipate we will become a “United States real property holding corporation.”

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to all or a portion of such effectively connected gain. If the gain from the sale or disposition of your Warrants is effectively connected with your conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. federal income tax under the income tax treaty. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30 percent on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Adjustments Under the Warrants. Any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate (see “—Ownership of Warrants—U.S. Holders—Adjustments Under the Warrants” above) will be subject to United States federal withholding tax at a 30 percent rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, shares of our Common Stock delivered upon exercise of the Warrants. However, deemed dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30 percent rate (or lower applicable income tax treaty rate).

Ownership of Common Stock

U.S. Holders

Dividends. In general, distributions with respect to our Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the corporate U.S. Holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of our Common Stock. Upon the sale or other disposition of our Common Stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our Common Stock. Such capital gain or loss will generally be long-term if your holding period in respect of such Common Stock is more than one year. For a discussion of your holding period in respect of Common Stock received upon exercising the Warrants, see above under “—Ownership of Warrants—U.S. Holders—Exercise of the Warrants.” Long-term capital gain recognized by a non-corporate U.S. Holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends. In general, any distributions we make to you with respect to your shares of Common Stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30 percent of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our Common Stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of Common Stock and, to the extent it exceeds your basis, as gain realized upon the sale or other disposition of your shares of Common Stock (and treated as described below under “—Sale or other disposition of our Common Stock”).

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, all or a portion of the effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of our Common Stock. The sale or other disposition by Non-U.S. Holders of our Common Stock will be subject to tax as described above under “—Ownership of Warrants—Non-U.S. Holders—Sale or Exercise of the Warrants.”

Information reporting and backup withholding requirements

We must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes backup withholding on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding on dividends you receive on your shares of our Common Stock if you provide proper certification of your status as a Non-U.S. Holder or you are a corporation or one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our Common Stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of Common Stock or Warrants through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our Common Stock or Warrants through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our Common Stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30 percent on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock and warrants with respect thereto, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Common Stock and Warrants.

U.S. Federal Estate Tax

Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

CERTAIN ERISA CONSIDERATIONS

This section is specifically relevant to you if you propose to invest in the Securities on behalf of a pension, profit sharing, or other employee benefit plan, individual retirement account, or other retirement or benefit plan account or arrangement, which is subject to ERISA, or Section 4975 of the Code or on behalf of any other entity the assets of which are “plan assets” under ERISA (which we refer to individually as a Plan and collectively as Plans). If you are proposing to invest in the Securities on behalf of a Plan, you should consult your legal counsel before making such investment. This section also may be relevant to you if you are proposing to invest in the Securities described in this Prospectus on behalf of a plan account or arrangement that is subject to laws that have a similar purpose or effect as the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (which we refer to as “Similar Laws”), in which event you also should consult your legal counsel before making such investment.

ERISA and the Code prohibit certain transactions (commonly called prohibited transactions) between a Plan and any person who is a “party in interest” (within the meaning of ERISA) or a “disqualified person” (within the meaning of the Code) with respect to the Plan unless an exemption applies to the transaction. A prohibited transaction includes a direct or indirect sale or exchange between a Plan and a party in interest or a disqualified person, and a prohibited transaction can result in the imposition of excise taxes and other liabilities under ERISA and the Code. The acquisition or holding of Securities by a Plan with respect to which we or certain of our affiliates are or become a party in interest or disqualified person may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Securities are acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, the Securities may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a statutory, individual or class exemption. Class exemptions include: transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60, as amended), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38, as amended). The person making the decision to invest in the Securities on behalf of a Plan or a plan which is subject to Similar Laws shall be deemed, on behalf of itself and such Plan or plan, by purchasing the Securities to represent that (a) the Plan or plan will pay no more than adequate consideration in connection with the purchase of the Securities, (b) neither the purchase of the Securities nor the exercise of any rights related to the Securities will result in a non-exempt prohibited transaction under ERISA or the Code or any similar laws, (c) neither Sterling nor any of its affiliates is a “fiduciary” (within the meaning of ERISA or any similar laws) with respect to the purchaser in connection with the purchaser’s acquisition of or investment in the Securities, and (d) no advice provided by Sterling or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the purchase of the Securities.

INDEMNIFICATION

As permitted by law, our directors and officers are entitled to indemnification under certain circumstances against liabilities and expenses incurred in connection with legal proceedings in which they become involved as a result of serving as a director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Securities offered by this Prospectus, will be passed upon by Witherspoon, Kelley, Davenport & Toole, P.S., Spokane, Washington.

EXPERTS

The financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Sterling Financial Corporation, incorporated herein by reference to Sterling’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution

The following table sets forth the estimated expenses currently expected to be incurred in connection with the resale of the securities covered by the Registration Statement of which this Prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$188,847.59	*
Legal fees and expenses	$200,000	*
Accounting fees and expenses	$100,000	*
Printing expenses	$25,000	*
Other miscellaneous fees and expenses	$10,000	*
Total	$523,847.59	*

*	Estimated solely for the purpose of this Item, pursuant to instruction to Item 511 of Regulation S-K. Actual expenses may be more or less.

Item 15.	Indemnification of Officers and Directors

As a Washington corporation, Sterling is subject to the provisions of the WBCA. Section 23B.08.570 of the WBCA authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors, officers, employees and other agents of the corporation (“Agents”) in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

Our Board of Directors has resolved to indemnify the officers and directors of the registrant to the full extent permitted by Section 23B.08.570 of the WBCA, and Article XI of our Amended and Restated Articles of Incorporation and Article X of our Amended and Restated Bylaws authorize the registrant to provide for indemnification of officers and directors to the same extent. This indemnification limits the personal monetary liability of directors in performing their duties on behalf of the registrant, to the extent permitted by the WBCA, and permits the registrant to indemnify its directors and officers against certain liabilities and expenses, to the extent permitted by the WBCA. In addition, the registrant maintains a directors and officers liability insurance policy that insures its directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 16.	Exhibits

Exhibit No.	Description

4.1**	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Amendment No. 1 to the Registration Statement on Form S-3 dated May 8, 2009, and incorporated by reference herein.

4.2**	Articles of Amendment of Restated Articles of Incorporation of Sterling increasing the authorized shares of common stock. Filed as Exhibit 4.2 to Sterling’s Amendment No. 1 to the Registration Statement on Form S-3 dated September 21, 2009, and incorporated by reference herein.

4.3**	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

4.4**	Articles of Amendment to Sterling’s Restated Articles of Incorporation eliminating par value of Sterling Common Stock. Filed as Exhibit 3.2 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

4.5**	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series B. Filed as Exhibit 3.3 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

4.6**	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series D. Filed as Exhibit 3.4 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

4.7**	Articles of Amendment to Sterling’s Restated Articles of Incorporation increasing the authorized shares of common stock.

4.8**	Articles of Amendment to Sterling’s Restated Articles of Incorporation reducing the authorized shares of common stock. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated November 18, 2010, and incorporated by reference herein.

Exhibit No.	Description

4.9**	Articles of Amendment to Sterling’s Restated Articles of Incorporation regarding certain transfer restrictions. Filed as Exhibit 3.9 to Sterling’s Annual Report on Form 10-K dated March 8, 2011, and incorporated by reference herein.

4.10**	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated April 25, 2011, and incorporated by referenced herein.

4.11**	Form of Common Stock Certificate. Filed as Exhibit 4.3 to Sterling’s Registration Statement on Form S-3 dated July 20, 2009, and incorporated by reference herein.

4.12**	Shareholder Rights Plan, dated as of April 14, 2010, between Sterling Financial Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Articles of Amendment to the Restated Articles of Incorporation of Sterling Financial Corporation (Series E Participating Cumulative Preferred Stock) as Exhibit A, the Summary of Terms of the Rights Agreement as Exhibit B and the Form of Right Certificate as Exhibit C. Filed as Exhibit 4.1 to Sterling’s Current Report on Form 8-K filed on April 15, 2010, and incorporated by reference herein.

4.13**	First Amendment to Shareholder Rights Plan, dated as of December 8, 2010, between Sterling Financial Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent. Filed as Exhibit 4.1 to Sterling’s Current Report on Form 8-K filed on December 10, 2010, and incorporated by reference herein.

4.14**	Form of Warrant to Purchase Shares of Sterling Common Stock, dated August 26, 2010 and issued to Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P.

4.15**	Form of Warrant to Purchase Shares of Sterling Common Stock, dated August 26, 2010 and issued to Warburg Pincus Private Equity X, L.P.

4.16**	Amended and Restated Warrant to purchase shares of Sterling Common Stock, dated August 26, 2010 and issued to the United States Department of the Treasury.

4.17**	Sterling has outstanding certain long-term debt. None of such debt exceeds ten percent of Sterling’s total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.

5.1**	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S.

12.1**	Statement regarding Computation of Return on Average Common Shareholders’ Equity.

23.1**	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

24.1**	Powers of Attorney.

**	Previously filed

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment No. 4 to Registration Statement No. 333-169579 to be signed on its behalf by the undersigned, and certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Spokane, State of Washington, on the 21st day of September, 2011.

STERLING FINANCIAL CORPORATION (Registrant)

By:	/s/ J. GREGORY SEIBLY
J. Gregory Seibly
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. GREGORY SEIBLY J. Gregory Seibly	President, Chief Executive Officer and Director	September 21, 2011

/s/ PATRICK J. RUSNAK Patrick J. Rusnak	Executive Vice President and Chief Financial Officer	September 21, 2011

/s/ ROBERT G. BUTTERFIELD Robert G. Butterfield	Senior Vice President, Controller and Principal Accounting Officer	September 21, 2011

* Leslie S. Biller	Chairman of the Board	September 21, 2011

Howard P. Behar	Director

* Ellen R.M. Boyer	Director	September 21, 2011

* David A. Coulter	Director	September 21, 2011

* Robert C. Donegan	Director	September 21, 2011

C. Webb Edwards	Director

* William L. Eisenhart	Director	September 21, 2011

* Robert H. Hartheimer	Director	September 21, 2011

* Scott L. Jaeckel	Director	September 21, 2011

* Michael F. Reuling	Director	September 21, 2011

*By: /s/ J. GREGORY SEIBLY J. Gregory Seibly Attorney-in-Fact		September 21, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.1**	Restated Articles of Incorporation of Sterling. Filed as Exhibit 4.1 to Sterling’s Amendment No. 1 to the Registration Statement on Form S-3 dated May 8, 2009, and incorporated by reference herein.

4.2**	Articles of Amendment of Restated Articles of Incorporation of Sterling increasing the authorized shares of common stock. Filed as Exhibit 4.2 to Sterling’s Amendment No. 1 to the Registration Statement on Form S-3 dated September 21, 2009, and incorporated by reference herein.

4.3**	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

4.4**	Articles of Amendment to Sterling’s Restated Articles of Incorporation eliminating par value of Sterling Common Stock. Filed as Exhibit 3.2 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

4.5**	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series B. Filed as Exhibit 3.3 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

4.6**	Articles of Amendment to Sterling’s Restated Articles of Incorporation designating Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series D. Filed as Exhibit 3.4 to Sterling’s Current Report on Form 8-K dated August 30, 2010, and incorporated by reference herein.

4.7**	Articles of Amendment to Sterling’s Restated Articles of Incorporation increasing the authorized shares of common stock.

4.8**	Articles of Amendment to Sterling’s Restated Articles of Incorporation reducing the authorized shares of common stock. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated November 18, 2010, and incorporated by reference herein.

4.9**	Articles of Amendment to Sterling’s Restated Articles of Incorporation regarding certain transfer restrictions. Filed as Exhibit 3.9 to Sterling’s Annual Report on Form 10-K dated March 8, 2011, and incorporated by reference herein.

4.10**	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated April 25, 2011, and incorporated by referenced herein.

4.11**	Form of Common Stock Certificate. Filed as Exhibit 4.3 to Sterling’s Registration Statement on Form S-3 dated July 20, 2009, and incorporated by reference herein.

4.12**	Shareholder Rights Plan, dated as of April 14, 2010, between Sterling Financial Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Articles of Amendment to the Restated Articles of Incorporation of Sterling Financial Corporation (Series E Participating Cumulative Preferred Stock) as Exhibit A, the Summary of Terms of the Rights Agreement as Exhibit B and the Form of Right Certificate as Exhibit C. Filed as Exhibit 4.1 to Sterling’s Current Report on Form 8-K filed on April 15, 2010, and incorporated by reference herein.

4.13**	First Amendment to Shareholder Rights Plan, dated as of December 8, 2010, between Sterling Financial Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent. Filed as Exhibit 4.1 to Sterling’s Current Report on Form 8-K filed on December 10, 2010, and incorporated by reference herein.

4.14**	Form of Warrant to Purchase Shares of Sterling Common Stock, dated August 26, 2010 and issued to Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors, L.P.

4.15**	Form of Warrant to Purchase Shares of Sterling Common Stock, dated August 26, 2010 and issued to Warburg Pincus Private Equity X, L.P.

4.16**	Amended and Restated Warrant to purchase shares of Sterling Common Stock, dated August 26, 2010 and issued to the United States Department of the Treasury.

4.17**	Sterling has outstanding certain long-term debt. None of such debt exceeds ten percent of Sterling’s total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.

5.1**	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S.

Exhibit No.	Description

12.1**	Statement regarding Computation of Return on Average Common Shareholders’ Equity.

23.1**	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

24.1**	Powers of Attorney.

**	Previously filed